As filed with the U.S. Securities and Exchange Commission on October 31, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

WiSA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	30-1135279
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy
Beaverton, OR 97006

(408) 627-4716
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brett Moyer
Chief Executive Officer
WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy
Beaverton, OR 97006

(408) 627-4716
(Name, address, including zip code, and telephone number, including area code, of agent for service)

David E. Danovitch, Esq. Aaron M. Schleicher, Esq. Michael DeDonato, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	Leslie Marlow, Esq. Patrick J. Egan, Esq. Hank Gracin, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 31, 2022

Shares of Common Stock

Warrants to Purchase up to                  Shares of Common Stock

Up to                 Shares of Common Stock underlying Warrants

WiSA Technologies, Inc.

This is a best efforts public offering of: (i)           shares of our common stock, par value $0.0001 per share (the “Common Stock”) and (ii) common stock purchase warrants to purchase up to an aggregate of            shares of Common Stock (the “Warrants”) at an assumed combined public offering price of $            per share of Common Stock and accompanying Warrant (which is based on the closing price of our Common Stock of $            per share as reported by the Nasdaq Capital Market on            , 2022).

Each Warrant, upon exercise at a price of $            per share (            % of the combined public offering price of the Common Stock and accompanying Warrant), will result in the issuance of one share of Common Stock to the holder of such Warrant. This prospectus also relates to the shares of Common Stock that are issuable from time to time upon exercise of the Warrants.

The Warrants will be immediately exercisable and will expire five (5) years after their initial exercise date. The shares of Common Stock can be purchased only with the accompanying Warrants, but will be issued separately, and will be immediately separable upon issuance.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “WISA”. The last reported closing price for our Common Stock on Nasdaq on October 31, 2022 was $0.55 per share.

The public offering price for our securities in this offering will be determined at the time of pricing, and may be at a discount to the then current market price. The assumed combined public offering price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. There is no established public trading market for the Warrants and we do not expect markets to develop. Without an active trading market, the liquidity of the Warrants will be limited.

We expect this offering to be completed not later than two business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment/receipt versus payment upon receipt of investor funds received by us. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We have engaged Maxim Group LLC as our exclusive placement agent (“Maxim” or the “placement agent”) to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The placement agent has no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public offering amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

		Per Share and Accompanying Warrant		Total
Combined public offering price	$		$
Placement agent fees(1)	$		$
Proceeds, before expenses, to us(2)	$		$

(1)	Represents a cash fee equal to % of the aggregate purchase price paid by investors in this offering. We have also agreed to reimburse the placement agent for certain of its offering-related expenses and pay the placement agent a non-accountable expense allowance equal to % of the gross proceeds raised in this offering. See “Plan of Distribution” beginning on page 64 of this prospectus for a description of the compensation to be received by the placement agent.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and in the documents which are incorporated by reference herein to read about factors you should consider before investing in our securities.

We anticipate that delivery of the shares of Common Stock and Warrants against payment therefor will be made on or before          , 2022.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Maxim Group LLC

The date of this prospectus is          , 2022

ABOUT THIS PROSPECTUS

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the U.S. Securities and Exchange Commission (“SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we, nor the placement agent or any financial advisor engaged by us in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus.

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

For investors outside the United States: Neither we, nor any placement agent or financial advisor engaged by us in connection with this offering, have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

When used herein, unless the context requires otherwise, references to the “WiSA,” “Company,” “we,” “our” and “us” refer to WiSA Technologies, Inc., a Delaware corporation.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein, before making a decision about whether to invest in our securities.

Company Overview

We are an emerging technology company and our primary business focus is to enable mainstream consumers and audio enthusiasts to experience high quality wireless audio. We intend to continue selling our proprietary wireless modules to consumer electronics companies while also expanding our focus to implement a lower cost solution by porting our software onto commercially available internet of things (“IoT”) modules with integrated Wi-Fi technology.

Our technology addresses some of the main issues that we perceive are hindering the growth of the home theater: complexity of installation and cost. We believe that consumers want to experience theater quality surround sound from the comfort of their homes. However, wired home theater systems often require expensive audio-visual (“AV”) receivers to decode the audio stream, leaving the consumer with the burden of concealing the wires. Hiring a professional to hide the wires into the walls or floor is invasive, complicated, costly and time consuming. Further, people who rent as opposed to own may not be able to install these systems as the installation construction needed may not be permitted under a lease agreement. Our first-generation wireless technology addresses these problems by transmitting wireless audio to each speaker at Blu-ray quality (uncompressed 24-bit audio up to 96 kHz sample rates) and emphasizing ease of setup. To our knowledge, our custom chips and modules technology is one of the few technologies available today that can stream up to eight (8) separate wireless audio channels with low latency, removing lip-sync issues between the audio and video sources. In addition, every speaker within a system that utilizes our technology can be synchronized to less than one microsecond, thus eliminating phase distortion between speakers. Our first-generation technology shows that wireless home theater systems are viable home audio solutions for the average consumer and audio enthusiast alike.

Current research and development investments focus on developing Wi-Fi compatible software for transmitting multichannel wireless audio for which patent applications have been submitted. A software solution enables smart devices that have Wi-Fi and video media to deliver surround sound audio and allows us to port our wireless audio technology to popular Wi-Fi based modules and systems on a chip (“SOC”) already shipping in volume. Our “Discovery” module announced in January 2021 is the first IoT module solution with our embedded wireless audio software that supports up to four separate wireless audio channels and, we believe, reduces the cost per wireless channel by over 50% for soundbars and entry level home theater applications up to a 3.1 configuration. Our goal is to continue to commercialize and improve performance of a software based-solution, which other brands can integrate into their devices, that will (i) reduce integration costs for mass market use, (ii) utilize Wi-Fi for wireless connectivity, making it easy to integrate into today’s high volume, low cost SOC and modules, (iii) provide a low power consumption option to allow for use in battery powered devices, and (iv) provide compatibility with popular consumer electronic operating systems.

Recent Developments

Strategic Transaction

On October 31, 2022, we announced that we are moving forward in our exploration of strategic alternatives to consider a wide range of options. To explore strategic opportunities specifically involved in our IP and licensable software used in WiSA E and WiSA DS technologies, our board of directors approved the engagement of AQ Technology Partners during the third quarter. To date, four companies have executed non-disclosure agreements in consideration of a potential transaction. We, with our advisors, are evaluating a broad range of strategic transactions. Potential strategic transactions that may be explored or evaluated as part of this process include the potential for capital raising transactions, an acquisition, sale of assets, including substantially all of our assets, merger, business combination, partnership, joint venture, licensing and/or another strategic alternative. Despite devoting efforts to identify and evaluate potential strategic transactions, the process may not result in any definitive offer to consummate a strategic transaction, or, if we receive such a definitive offer, the terms may not be as favorable as anticipated or may not result in the execution or approval of a definitive agreement. Even if we enter into a definitive agreement, we may not be successful in completing a transaction or, if we complete such a transaction, it may not enhance stockholder value or deliver expected benefits.

Preliminary Financial Results

We have not yet completed our closing procedures for the quarter ended September 30, 2022. Presented below are certain estimated preliminary financial results for the three months ended September 30, 2022. These amounts are based on the information available to us at this time. We have provided estimated ranges, rather than specific amounts, because these results are preliminary and subject to change. As such, our actual results may differ from the estimated preliminary results presented in this prospectus and will not be finalized until after we complete our normal quarter-end accounting procedures, which will occur after the consummation of this offering. Our preliminary results set forth below reflect our management’s best estimate of the impact of events during the quarter.

These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Accordingly, you should not place undue reliance on these preliminary financial results. These estimated preliminary results should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and our consolidated financial statements, including the notes thereto, incorporated by reference in this prospectus.

The preliminary financial results included in this prospectus have been prepared by, and are the responsibility of, our management. BPM LLP, the Company’s independent registered public accounting firm, has not audited, reviewed, compiled or applied agreed-upon procedures with respect to the preliminary financial results and key operating metrics. Accordingly, BPM LLP does not express an opinion or any other form of assurance with respect thereto.

The following are our estimated preliminary financial results for the three months ended September 30, 2022:

●	We expect preliminary unaudited revenue for the three months ended September 30, 2022 to be in the range of $ million to $ million, as compared to approximately $1.8 million for the same period in 2021.
●	We expect preliminary unaudited net loss for the three months ended September 30, 2022 to be in the range of $ million to $ million, as compared to approximately $2.1 million for the same period in 2021.

Corporate Information

We were formed as a Delaware limited liability company on July 23, 2010 and converted into a Delaware corporation, effective December 31, 2017. Effective as of March 11, 2022, we changed our name to WiSA Technologies, Inc. We run our operations through WiSA Technologies, Inc., as well as through our wholly-owned subsidiary, WiSA, LLC, a Delaware limited liability company.

Our principal executive office is located at 15268 NW Greenbrier Pkwy, Beaverton, Oregon 97006 and our telephone number is (408) 627-4716. Our website address is www.wisatechnologies.com. The website for our associated brands, manufacturers and influencers within the consumer electronics industry, the WiSA Association, is http://www.wisaassociation.org. The information contained on, or that can be accessed through, our websites is not incorporated by reference into this Prospectus Supplement or the Base Prospectus and is intended for informational purposes only.

THE OFFERING

Shares of Common Stock Offered	Up to shares of Common Stock on a “best efforts” basis.
Warrants offered by us

Each share of Common Stock is being sold together with a Warrant to purchase one (1) share of Common Stock. Warrants will be exercisable at an exercise price of $            per share for each share of Common Stock issuable (            % of the combined public offering price of the shares of Common Stock and accompanying Warrants), will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. This offering also relates to the shares of Common Stock issuable upon exercise of the Warrants. The Warrants may be exercised on a cashless basis if there is no effective registration statement registering the shares of Common Stock underlying the Warrants. See “Description of the Securities That We Are Offering – Warrants”.

Common Stock outstanding after this offering (1)	shares of Common Stock.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ based on an assumed combined public offering price of $ per share and accompanying Warrant, assuming no exercise of any Warrants, and after deducting the placement agent fees and estimated offering expenses payable by us. We intend to use approximately 20% of the gross proceeds of this offering to repay a portion of the outstanding principal amount of our senior secured convertible note issued in August 2022 (the “Convertible Note”), and the remainder of the proceeds, after deducting placement agent’s fees and offering expenses, for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. See “Use of Proceeds” on page 22 of this prospectus.

Risk factors

An investment in our securities is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 5 and other information in this prospectus for a discussion of factors to consider before deciding to invest in the securities offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Voting Agreements

We expect certain investors who purchase in excess of $            in this offering to enter into a voting agreement pursuant to which such investors agree to vote all shares of Common Stock they beneficially own on the closing date of this offering, including the shares of Common Stock purchased by them in this offering, with respect to any proposals presented to the stockholders of the Company at the Company’s next stockholders meeting; provided, however, that such requirement will not require such investor to vote its shares for or against any particular proposal or proposals, whether or not such proposal or proposals are recommended by our Board.

Lock-up agreements

We and our directors and officers have agreed with the placement agent not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into common stock for a period of 90 days from the date of this prospectus without the prior written consent of the placement agent. See “Plan of Distribution.”

Transfer agent and registrar	VStock Transfer, LLC, whose address is 18 Lafayette Place, Woodmere, NY 11598 and telephone number is (212) 828-8436.
Nasdaq symbol and trading

Our Common Stock is listed on Nasdaq under the symbol “WISA”. There is no established trading market for the Warrants, and we do not expect a trading market for the Warrants to develop. We do not intend to list the Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited.

Reasonable best efforts	We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 41 of this prospectus.

(1)	Shares of our Common Stock that will be outstanding after this offering is based on 17,119,353 shares of Common Stock outstanding as of October 25, 2022, but excludes the following as of such date: (a) up to an aggregate of 6,673,910 shares of Common Stock issuable upon exercise of our outstanding warrants, (b) up to an aggregate of 20,722 shares of Common Stock issuable upon exercise of our outstanding pre-funded warrants, (c) up to 7,200,000 shares of Common Stock issuable upon exchange of outstanding notes, (d) 471,460 shares of Common Stock reserved for future issuance under the Company’s 2018 Long-Term Stock Incentive Plan (the “LTIP”), the 2020 Stock Incentive Plan (the “2020 Plan”) and the Technical Team Retention Plan of 2022 (“2022 Plan”), (e) an aggregate of 731,627 shares of Common Stock issuable upon vesting of restricted stock units that were issued pursuant to the 2020 Plan and 2022 Plan.

RISK FACTORS

An investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities.

Risks Related to Strategic Transactions

There can be no assurance that our review of strategic transactions and our financing strategy will result in a transaction satisfactory to holders of our Common Stock or any change at all.

On October 31, 2022, we announced that we are moving forward in our exploration of strategic alternatives to consider a wide range of options. To explore strategic opportunities specifically involved in our IP and licensable software used in WiSA E and WiSA DS technologies, our board of directors approved the engagement of AQ Technology Partners during the third quarter. To date, four companies have executed non-disclosure agreements in consideration of a potential transaction. We, with our advisors, are evaluating a broad range of strategic transactions. Potential strategic transactions that may be explored or evaluated as part of this process include the potential for capital raising transactions, an acquisition, sale of assets, including substantially all of our assets, merger, business combination, partnership, joint venture, licensing and/or another strategic alternative. Despite devoting efforts to identify and evaluate potential strategic transactions, the process may not result in any definitive offer to consummate a strategic transaction, or, if we receive such a definitive offer, the terms may not be as favorable as anticipated or may not result in the execution or approval of a definitive agreement. Even if we enter into a definitive agreement, we may not be successful in completing a transaction or, if we complete such a transaction, it may not enhance stockholder value or deliver expected benefits

The pursuit of strategic transactions or financing transactions may consume a substantial portion of the time and attention of our management and require additional capital resources and may be disruptive to our business, which could have a material adverse effect on our business, financial condition and results of operations.

We are not able to predict with certainty the amount of time and resources necessary to successfully identify, pursue and execute any strategic transaction or obtain additional financing, if we are able to do so at all. The diversion of management’s attention may materially adversely affect the conduct of our business and, as a result, our financial condition and results of operations. The additional expense we incur in connection with our review of strategic alternatives and pursuit of strategic or financing transactions may materially adversely impact our financial condition and partially offset the value of any strategic transaction we execute or additional financing we obtain.

Risks Related to Our Business and Industry

We have incurred losses since inception.

We have incurred net losses since inception and had an accumulated deficit of approximately $220.2 million as of June 30, 2022. If we are unsuccessful in implementing any initiatives to improve our revenues in order to achieve profitability, it will have a material adverse impact on our business, prospects, operating results and financial condition. There can be no assurance that the revenue that we generate will be able to support our operations or meet our working capital needs.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included in its report for the year ended December 31, 2021 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon, other factors, our ability to raise additional capital through sales of our securities, including this offering, and incurrence of debt. Additionally, future capital requirements will depend on many factors, including the rate of revenue growth, the selling price of our products, the expansion of sales and marketing activities, the timing and extent of spending on research and development efforts and the continuing market acceptance of our products. These factors raise substantial doubt about our ability to continue as a going concern. There is no assurance that additional financing will be available at terms acceptable to us or at all. If we cannot continue as a viable entity, this could materially adversely affect the value of the shares of Common Stock.

We depend upon the timely delivery of products from our vendors and purchases from our partners and customers.

We depend on manufacturers and component customers to deliver and purchase hardware and consumer electronics in quantities sufficient to meet customer demand. In addition, we depend on these manufacturers and customers to introduce new and innovative products and components to drive industry sales. During the first half of 2022, we have experienced sales declines indirectly through disruption in the supply chain for several of our industry partners or customers whose own supply chains have been disrupted based on a variety of macroeconomic events that may or may not be related to the COVID-19 pandemic, which have resulted in delays throughout the consumer electronics industry. Any material delay in the introduction or delivery, or limited allocations of products or offerings could result in reduced sales by us, which could have a material adverse impact on our financial results. Any reduction in allocation of components or new hardware platforms or other technological advances by vendors or our customers (in which our technology is part of their hardware offering) to third parties such as big box retailers, could also have a material adverse impact on our financial results.

Disruptions and delays in our supply chains as a result of the COVID-19 pandemic could adversely impact manufacturers’ and other customers’ ability to meet customer demand. Additionally, the prioritization of shipments of certain products as a result of the COVID-19 pandemic could cause delays in the shipment or delivery of our products. Such disruptions could also result in reduced sales by us, which could materially and adversely impact on our financial results.

A small number of customers represent a significant percentage of our revenue, so any loss of key customers could have a material adverse effect on our business.

A small number of our customers represent a significant percentage of our revenue. Although we may have agreements with these customers, these agreements typically do not require any minimum purchases and do not prohibit customers from using competing technologies or customers from purchasing products and services from competitors. Because many of our markets are rapidly evolving, customer demand for our technologies and products can shift quickly. As of December 31, 2021, we had two customers accounting for 35% and 27% of accounts receivable and three customers accounting for 27%, 17% and 14% of our net revenue for the year ended December 31, 2021. As of June 30, 2022, we had one customer accounting for 76% of our accounts receivable and, for the six months ended June 30, 2022, we had four customers accounting for 21%, 16%, 13% and 13% of our net revenue. A loss of any of our key customers could have a material adverse effect on our business and results of operations.

We are reliant on module manufacturers to produce the modules which we then sell to our customers and any change in their management or business could have a negative effect on our operations.

Our revenue from the sale of modules to consumer electronics and speaker companies depends in large part upon the availability of our modules that implement our technologies. Our manufacturers incorporate our technologies into these modules, which are then incorporated in consumer entertainment products. We do not manufacture these modules, but rather depend on manufacturers to produce the modules which we then sell to our customers. We do not control the manufacturers. While we have a longstanding relationship with our manufacturers, there can be no assurance that our manufacturers will continue to timely produce our modules. Change in management of our manufacturers or a change in their operations could negatively affect our production and cause us to seek other manufacturers which we may not be able to obtain on the same or similar terms as our current manufacturers. This could have a negative effect on our operations.

We currently rely on semiconductor manufacturers to manufacture our semiconductors, and our failure to manage our relationship with our semiconductor manufacturers successfully could negatively impact our business.

We rely on a single contractor in Japan for the production of our transmit semiconductor chip and a single contractor in China for the production of our receive semiconductor chip. Our reliance on these semiconductor manufacturers reduces our control over the manufacturing process, exposing us to risks, including increase production costs and reduced product supply. If we fail to manage our relationships with these manufacturers effectively, or if a contract manufacturer experiences delays, disruptions, or decides to end-of-life components that it manufactures for us, our ability to ship products to our end-user customers could be impaired and our competitive position and reputation could be harmed. In addition, any adverse change in our manufacturers’ financial or business condition could disrupt our ability to supply quality products to our end-user customers. If we are required to change manufacturers, we may lose revenue, incur increased costs and damage our customer relationships. In addition, qualifying a new semiconductor manufacturer and commencing production can be an expensive and lengthy process. As a result of any of these aforementioned disruptions, we would experience a delay in our order fulfillment, and our business, operating results and financial condition would be adversely affected.

Declines in or problems with the WiSA Association membership could negatively affect our reputation.

Our wholly owned subsidiary, WiSA, LLC, operates the “WiSA Association,” which is an association comprised of brands, manufacturers, and influencers within the consumer electronics industry, with the purpose of promoting a standardized method of interoperability between wireless audio components using our technology. We rely significantly on the WiSA Association to uphold the standards and criteria of interoperable audio products.   If we lose members or new technology is developed that is easier to incorporate than ours, the WiSA Association may fail to maintain its active status and the sales of our modules could diminish as well. In addition, failure of our members to adhere to our policies designed to provide interoperability between audio systems could undermine the integrity of our brand.

Failure to stay on top of technology innovation could harm our business model.

Our revenue growth will depend upon our success in new and existing markets for our technologies. The markets for our technologies and products are defined by:

●	rapid technological change;

●	new and improved technology and frequent product introductions;

●	consumer demands; evolving industry standards; and

●	technology and product obsolescence.

Our future success depends on our ability to enhance our technologies and products and to develop new technologies and products that address the market needs in a timely manner. Technology development is a complex, uncertain process requiring high levels of innovation, highly skilled engineering and development personnel, and the accurate anticipation of technological and market trends. We may not be able to identify, develop, acquire, market, or support new or enhanced technologies or products on a timely basis, if at all.

Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our modules.

To increase total customers and customer recognition of the WiSA Association products and to achieve broader market acceptance of our technology, we will need to expand our sales and marketing organization and increase our business development resources, including the vertical and geographic distribution of our sales force and our teams of account executives focused on new accounts and responsible for renewal and growth of existing accounts.

Our business requires that our sales personnel have particular expertise and experience in interoperability of audio systems, and the latest wireless audio technology. We may not achieve revenue growth from expanding our sales force if we are unable to hire, develop and retain talented sales personnel with appropriate experience, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time or if our sales and marketing programs are not effective.

Interruptions or performance problems associated with technology and wireless technology outside of our control may adversely affect our business and results of operations.

We may in the future experience performance issues due to a variety of factors, including wireless technology disruptions, human or software errors. If a wireless connection is compromised, our products will not work as designed and our business could be negatively affected. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period or a connection problem may be out of our control and could deter customers from purchasing wireless audio components.

We expect to continue to make significant investments to maintain and improve the performance of our modules. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology to accommodate actual and anticipated changes in technology, our business, operating results and financial condition may be adversely affected.

Real or perceived errors, failures or bugs in our modules could adversely affect our operating results and growth prospects.

Because our modules are complex, undetected errors, failures or bugs may occur. Our module is installed and used in numerous audio systems of different brands with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures of our technology. Despite our testing, errors, failures or bugs may not be found in our modules until it is released to our customers. Moreover, our customers could incorrectly implement or inadvertently misuse our modules, which could result in customer dissatisfaction and adversely impact the perceived quality or utility of our products as well as our brand.

Any of these real or perceived errors, compatibility issues, failures or bugs in our modules could result in negative publicity, reputational harm, loss of competitive position or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources to correct the problem. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions or delays in the use of our solutions, which could cause us to lose existing or potential customers and could adversely affect our operating results and growth prospects.

We rely on the cooperation of our customers to install our modules in their audio products.

Our modules are sold to our customers who are consumer electronics companies. Our customers install the modules into their products. Our customers’ audio products are sold to the public who must then install the audio system into their homes or businesses. We do not oversee installation of our products and therefore have no control over the result. If a module is not installed correctly in a customer product or an end consumer does not install their audio system correctly, our technology may not work properly, which could result in customer dissatisfaction or have a material adverse impact on our reputation, our business and our financial results.

If we do not or cannot maintain cutting edge technology and compatibility of our modules with products that our customers use, our business could suffer.

Our customers integrate our modules into their products. The functionality and popularity of our technology depends, in part, on our ability to produce modules that integrate into our customers’ products. Our customers may change the features of their technologies and audio systems may advance technologically. Such changes or advancements could functionally limit or terminate the utility of our product, which could negatively impact our customer service and harm our business. If we fail to maintain cutting edge technology and compatibility with the products our customers produce, we may not be able to offer the functionality that our customers need, and our customers may not purchase our modules, which would negatively impact our ability to generate revenue and have a material adverse impact on our business.

Our future quarterly results of operations may fluctuate significantly due to a wide range of factors, which makes our future results difficult to predict.

Our revenues and results of operations could vary significantly from quarter to quarter because of various factors, many of which are outside of our control, including:

●	the expansion of our customer base;

●	the renewal of agreements with, and expansion of coverage by, existing customers;

●	the size, timing and terms of our sales to both existing and new customers;

●	the introduction of products or services that may compete with us for the limited funds available to our customers, and changes in the cost of such products or services;

●	changes in our customers’ and potential customers’ budgets;

●	our ability to control costs, including our operating expenses;

●	our ability to hire, train and maintain our direct sales force, engineers, and marketing employees;

●	the timing of satisfying revenue recognition criteria in connection with initial deployment and renewals;

●	general economic and political conditions, both domestically and internationally; and

●	the effects of outbreaks, epidemics or pandemics of contagious diseases, including the length and severity of COVID-19.

Any one of these or other factors discussed elsewhere in this prospectus, or the documents incorporated by reference herein, may result in fluctuations in our revenues and operating results, meaning that quarter-to-quarter comparisons of our revenues, results of operations and cash flows may not necessarily be indicative of our future performance.

Because of the fluctuations described above, our ability to forecast revenues is limited and we may not be able to accurately predict our future revenues or results of operations. In addition, we base our current and future expense levels on our operating plans and sales forecasts, and our operating expenses are expected to be relatively fixed in the short term. Accordingly, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect our financial results for that quarter. The variability and unpredictability of these and other factors could result in our failing to meet or exceed financial expectations for a given period.

Our sales are subject to fluctuation as a result of seasonality, which is outside of our control.

Our sales are subject to the seasonality of when consumers buy electronic products, generally in the third quarter leading up to the year-end holiday season. Our customers’ plans to complete and ship new products to meet this seasonal peak can critically impact our financial results should they miss the holiday season. As a result of these factors, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

Our sales are subject to fluctuation as a result of our customers’ new product introduction timelines and end-user adoption of our customers’ retail products, both of which are outside of our control.

We, in conjunction with our customers, are launching a new technology to the retail and consumer market. The consumer adoption rate at retail is a critical component of our financial success and is currently an unknown component of our financial plans. The variability and unpredictability of these and other factors could result in our failing to meet or exceed financial expectations for a given period. As a result of these factors, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

We conduct international operations, which exposes us to significant risks.

Our headquarters are located in Oregon, but we also have employees in Taiwan and representatives in China, Japan and the Republic of Korea Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic and political risks in addition to those we already face in the United States. In addition, we invest time and resources in understanding the regulatory framework and political environments of our customers overseas in order to focus our sales efforts. Because such regulatory and political considerations are likely to vary across jurisdictions, this effort requires additional time and attention from our sales team and could lead to a sales cycle that is longer than our typical process for sales in the United States. We also may need to hire additional employees and otherwise invest in our international operations in order to reach new customers. Because of our limited experience with international operations as well as developing and managing sales in international markets, our international efforts may not be successful.

In addition, we will face risks in doing business internationally that could adversely affect our business, including:

●	the potential impact of currency exchange fluctuations;

●	the difficulty of staffing and managing international operations and the increased operations, travel, shipping and compliance costs associated with having customers in numerous international locations;

●	potentially greater difficulty collecting accounts receivable and longer payment cycles;

●	the need to offer customer support in various languages;

●	challenges in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

●	export controls and economic sanctions administered by the Department of Commerce Bureau of Industry and Security and the Treasury Department’s Office of Foreign Assets Control;

●	compliance with various anti-bribery and anti-corruption laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act of 2010;

●	tariffs and other non-tariff barriers, such as quotas and local content rules;

●	more limited protection for our intellectual property in some countries;

●	adverse or uncertain tax consequences as a result of international operations;

●	currency control regulations, which might restrict or prohibit our conversion of other currencies into U.S. dollars;

●	restrictions on the transfer of funds;

●	deterioration of political relations between the United States and other countries; and

●	political or social unrest or economic instability in a specific country or region in which we operate, which could have an adverse impact on our operations in that location.

Also, we expect that due to costs related to our international efforts and the increased cost of doing business internationally, we will incur higher costs to secure sales to international customers than the comparable costs for domestic customers. As a result, our financial results may fluctuate as we expand our operations and customer base worldwide.

Our failure to manage any of these risks successfully could harm our international operations and adversely affect our business, operating results and financial condition.

We are dependent on the continued services and performance of our senior management and other key personnel, the loss of any of whom could adversely affect our business.

Our future success depends in large part on the continued contributions of our senior management and other key personnel. In particular, the leadership of key management personnel is critical to the successful management of our Company, the development of our products, and our strategic direction. We also depend on the contributions of key technical personnel.

We do not maintain “key person” insurance for any member of our senior management team or any of our other key employees. Our senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of any of our key management personnel could significantly delay or prevent the achievement of our development and strategic objectives and adversely affect our business.

Cyber-security incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of products or services, damaging our reputation or exposing us to liability.

We receive, process, store and transmit, often electronically, the data of our customers and others, much of which is confidential. Unauthorized access to our computer systems or stored data could result in the theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including over the Internet or other electronic networks. Despite the security measures we have implemented, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our customers or others, whether by us or a third party, could subject us to civil and criminal penalties, have a negative impact on our reputation, or expose us to liability to our customers, third parties or government authorities. We are not aware of such breaches to date. There can be no assurance that we will be able to effectively handle a failure of our information systems, or that we will be able to restore our operational capacity in a timely manner to avoid disruption to our business. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

Changes in financial accounting standards may cause adverse and unexpected revenue fluctuations and impact our reported results of operations.

A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

Climate change may have a long-term impact on our business.

Climate change may have an increasingly adverse impact on our business and those of our customers and suppliers. Water and energy availability and reliability in the communities where we conduct business is critical. We have facilities in regions that may be vulnerable to the impacts of extreme weather events. Climate change, its impact on our supply chain and critical infrastructure worldwide, and its potential to increase political instability in regions where we, our customers and suppliers do business, may disrupt our business and may cause us to experience higher attrition, losses and costs to maintain or resume operations. Although we maintain a program of insurance coverage for a variety of property, casualty, and other risks, the types and amounts of insurance we obtain vary depending on availability and cost. Some of our policies have large deductibles and broad exclusions, and our insurance providers may be unable or unwilling to pay a claim. Losses not covered by insurance may be large, which could harm our results of operations and financial condition.

Our operations, products and services, as well as those of our suppliers and customers, may also be subject to climate-related laws, regulations and lawsuits. Regulations such as carbon taxes, fuel or energy taxes, and pollution limits could result in greater direct costs, including costs associated with changes to manufacturing processes or the procurement of raw materials used in manufacturing processes, increased levels of capital expenditures to improve facilities and equipment, and higher compliance and energy costs to reduce emissions, as well as greater indirect costs resulting from our customers, suppliers or both incurring additional compliance costs that are passed on to us. These costs and restrictions could harm our business and results of operations by increasing our expenses or requiring us to alter our operations and product design activities. Stockholder groups may find us insufficiently responsive to the implications of climate change, and therefore we may face legal action or reputational harm. We may also experience contractual disputes due to supply chain delays arising from climate change-related disruptions, which could result in increased litigation and costs.

We also face risks related to business trends that may be influenced by climate change concerns. Stockholder advocacy groups, certain institutional investors, investment funds, other market participants, stockholders and customers have focused increasingly on the environmental, social and corporate governance (“ESG”) and sustainability practices of companies, including those associated with climate change and human rights. These parties have placed increased importance on the implications of the social cost of their investments. If our ESG practices do not meet stockholder or other industry expectations and standards, which continue to evolve, our brand, reputation and business activities may be negatively impacted. Any sustainability disclosures we make may include our policies and practices on a variety of social and ethical matters, including corporate governance, environmental compliance, employee health and safety practices, human capital management, product quality, supply chain management, and talent diversity and inclusion practices. It is possible that our stockholders may not be satisfied with our ESG practices or the speed of their adoption. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices, or choose not to conduct business with potential customers, or discontinue or not expand business with existing customers, due to our policies. Also, our failure, or perceived failure, to meet the standards included in any sustainability disclosure could have a material negative impact on our reputation and business activities.

Risks Related to Our Intellectual Property

Failure to protect our intellectual property rights could adversely affect our business.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop or license under patent and other intellectual property (“IP”) laws of the United States, so that we can prevent others from using our inventions and proprietary information. If we fail to protect our IP rights adequately, our competitors might gain access to our technology, and our business might be adversely affected. However, defending our IP rights might entail significant expenses. Any of our patent rights, copyrights, trademarks or other IP rights may be challenged by others, weakened or invalidated through administrative process or litigation.

As of October 27, 2022, we had 13 issued and 13 pending U.S. patents covering our technology. We also license issued U.S. patents from others. The patents that we own or license from others (including those that may be issued in the future) may not provide us with any competitive advantages or may be challenged by third parties, and our patent applications may never be granted.

Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our IP, as the legal standards relating to the validity, enforceability and scope of protection of patent and other IP rights are uncertain.

Any patents that are issued may subsequently be invalidated or otherwise limited, allowing other companies to develop offerings that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the United States are typically not published until 18 months after filing or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented software or technology.

Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our software is available. The laws of some foreign countries may not be as protective of IP rights as those in the United States (in particular, some foreign jurisdictions do not permit patent protection for software), and mechanisms for enforcement of IP rights may be inadequate. Additional uncertainty may result from changes to IP legislation enacted in the United States, including the recent America Invents Act, and other national governments and from interpretations of the IP laws of the United States and other countries by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our IP.

We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Although we endeavor to enter into non-disclosure agreements with our employees, licensees and others who may have access to this information, we cannot assure you that these agreements or other steps we have taken will prevent unauthorized use, disclosure or reverse engineering of our technology. Moreover, third parties may independently develop technologies or products that compete with ours, and we may be unable to prevent this competition.

We might be required to spend significant resources to monitor and protect our IP rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert counterclaims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially viable. Any litigation, whether or not resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, operating results, financial condition and cash flows.

We may be subject to IP rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of IP rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their IP rights and to defend claims that may be brought against them. The litigation may involve patent holding companies or other adverse patent owners that have no relevant product revenues and against which our patents may therefore provide little or no deterrence. We have received, and may in the future receive, notices that claim we have misappropriated, misused, or infringed other parties’ IP rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of IP infringement claims.

There may be third-party IP rights, including issued or pending patents that cover significant aspects of our technologies or business methods. Any IP claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the IP, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of our software and may be unable to compete effectively. Any of these results would adversely affect our business, operating results, financial condition and cash flows.

We have been notified by The Nasdaq Stock Market LLC of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Common Stock could be delisted from Nasdaq.

Our Common Stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements.

On June 23, 2022, we received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC notifying us that we were not in compliance with the minimum bid price requirement for continued listing on Nasdaq, as set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), because the closing bid price of our Common Stock was below $1.00 per share for the previous thirty (30) consecutive business days. We were granted 180 calendar days, or until December 20, 2022, to regain compliance with the Minimum Bid Price Requirement. In the event we do not regain compliance with the Minimum Bid Price Requirement by December 20, 2022, we may be eligible for an additional 180-calendar day grace period. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and will need to provide written notice to The Nasdaq Stock Market LLC of our intent to regain compliance with such requirement during such second compliance period. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted, The Nasdaq Stock Market LLC will provide notice that our Common Stock will be subject to delisting from Nasdaq. At that time, we may appeal The Nasdaq Stock Market LLC’s determination to a hearings panel.

There can be no assurances that we will be able to regain compliance with the Minimum Bid Price Requirement or if we do later regain compliance with the Minimum Bid Price Requirement, that we will be able to continue to comply with all applicable Nasdaq listing requirements now or in the future. If we are unable to maintain compliance with these Nasdaq requirements, our Common Stock will be delisted from Nasdaq.

In the event that our Common Stock is delisted from Nasdaq, as a result of our failure to comply with the Minimum Bid Price Requirement, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and is not eligible for listing on another exchange, trading in the shares of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of Common Stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation, as amended, authorizes the issuance of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors (our “Board”). Our Board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

General Risk Factors

We face risks related to health pandemics, epidemics and other outbreaks, including the continuing COVID-19 pandemic and the spread of monkeypox, any of which could significantly disrupt our operations and could materially and adversely affect our business.

An outbreak of the respiratory illness caused by COVID-19 has resulted in millions of infections and deaths worldwide, as of the date of filing of this prospectus, and continues to spread across the globe, including in the United States and Europe, the major markets in which we operate. The COVID-19 pandemic continues to create uncertainty surrounding our business and this continued uncertainty could materially and adversely affect our business, financial condition and results of operations. Our business activities originating from geographic regions that are or may become affected, may negatively impact sales, manufacturing and supply chain related activities, among others. Disruptive activities could include the temporary closure of manufacturing facilities used in our supply chain processes, restrictions on the export or shipment of our products, significant cutback of ocean container delivery from China, business closures in impacted areas, and restrictions on our employees’ and consultants’ ability to travel and to meet with customers. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including the duration of the COVID-19 pandemic, adverse impacts of the Omicron variant or potential resurgences or the emergence of new variants, new information which may emerge concerning COVID-19’s severity, and actions to contain COVID-19 or treat its impact.

If workers at one or more of our offices or the offices of our suppliers or manufacturers become ill or are quarantined and in either or both events are therefore unable to work, our operations could be subject to disruption. Further, if our manufacturers become unable to obtain necessary raw materials or components, we may incur higher supply costs or our manufacturers may be required to reduce production levels, either of which may negatively affect our financial condition or results of operations. The extent to which COVID-19 affects our results will depend on future developments that are highly uncertain and cannot be predicted, including actions to contain COVID-19 or treat its effect, among others.

Economic uncertainties or downturns, or political changes, in the United States and globally, could limit the availability of funds available to our customers and potential customers, which could materially adversely affect our business.

Our results of operations could be adversely affected by general conditions in the economy and financial markets, both in the U.S. and globally, including conditions that are outside of our control, such as the continuing uncertainty regarding the duration and scope of the COVID-19 pandemic, global supply chain disruptions, the recent inflation in the United States and the foreign and domestic government sanctions imposed on Russia as a result of its recent invasion of Ukraine. There continues to be volatility and disruptions in the capital and credit markets, and a severe or prolonged economic downturn, including, but not limited to as a result of such events, could result in a variety of risks to our business, including weakened demand for our products and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could strain our suppliers, possibly resulting in supply disruption, or cause delays in payments for our services. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

Changes in government trade policies, including the imposition of tariffs and export restrictions, could have an adverse impact on our business operations and sales.

The United States or foreign governments may enact changes in government trade policies that could adversely impact our ability to sell products in certain countries, particularly in China. For example, the U.S. government has imposed tariffs on certain Chinese imports and, in return, the Chinese government has imposed or proposed tariffs on certain U.S. products. Additionally, export restrictions imposed by the U.S. government, including the addition of licensing requirements by the United States Department of Commerce’s Bureau of Industry and Security (“BIS”) through the addition of companies to the BIS Entity List, may require us to suspend our business with certain international customers if we conclude or are notified by the U.S. government that such business presents a risk of noncompliance with U.S. regulations. We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between certain countries, what products may be subject to such actions, or what actions may be taken by other countries in response. It also may not be possible to anticipate the timing or duration of such tariffs, export restrictions, or other regulatory actions. These government trade policies may materially adversely affect our sales and operations with current customers as well as impede our ability to develop relationships with new customers.

There is a risk of further escalation and retaliatory actions between the U.S. and other foreign governments. If significant tariffs or other restrictions are placed on goods exported from China or any related counter-measures are taken, our revenue and results of operations may be materially harmed. These tariffs may also make our customers’ products more expensive for consumers, which may reduce consumer demand.

There is also a risk that the U.S. government may seek to implement more protective trade measures, not just with respect to China but with respect to other countries as well, such as those imposed on Russia in connection with its recent invasion of Ukraine. This could include new or higher tariffs and even more restrictive trade barriers, such as prohibiting certain types of, or all sales of certain products or products sold by certain parties into the U.S. Any increased trade barriers or restrictions on global trade could have a materially adverse impact on our business and financial results.

A decline in discretionary consumer spending may adversely affect our industry, our operations and ultimately our profitability.

Luxury products, such as speaker systems, TVs, game consoles and PCs, are discretionary purchases for consumers. Any reduction in consumer discretionary spending or disposable income may affect our industry significantly. Many economic factors outside of our control could affect consumer discretionary spending, including the financial markets, consumer credit availability, prevailing interest rates, energy costs, employment levels, salary levels, and tax rates. Any reduction in discretionary consumer spending could materially adversely affect our business and financial condition.

Consumer spending weakness could impact our revenue.

Weakness in general economic conditions may suppress consumer demand in our markets. Many of the products in which our technologies are incorporated are discretionary goods, such as home-theater systems. Weakness in general economic conditions may also lead to customers becoming delinquent on their obligations to us or being unable to pay, resulting in a higher level of write-offs. Economic conditions may impact the amount businesses spend on their speaker systems. Weakness in economic conditions could lessen demand for our products and negatively affect our revenue.

We face intense competition in our industry, and we may not be able to compete successfully in our target markets.

The digital audio, consumer electronics and entertainment markets are characterized by intense competition, subject to rapid change, and are significantly affected by new product introductions and other market activities of industry participants. Our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, greater name recognition, a longer operating history, broader product lines, lower cost structures and longer-standing relationships with customers and suppliers than we do. As a result, our competitors may be able to respond better to new or emerging technologies or standards and to changes in customer requirements.

Further, some of our competitors are in a better financial and marketing position from which to influence industry acceptance of a particular product standard or a competing technology than we are. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be in a position to deliver competitive products at a lower price than we can, along with the potential to conduct strategic acquisitions, joint ventures, subsidies and lobbying industry and government standards, hire more experienced technicians, engineers and research and development teams than we can. As a result, we may not be able to compete effectively against any of these organizations.

Our ability to compete in our current target markets and future markets will depend in large part on our ability to successfully develop, introduce and sell new and enhanced products or technologies on a timely and cost-effective basis and to respond to changing market requirements. We expect our competitors to continue to improve the performance of their current products and potentially reduce their prices. In addition, our competitors may develop future generations and enhancements of competitive products or new or enhanced technologies that may offer greater performance and improved pricing or render our technologies obsolete. If we are unable to match or exceed the improvements made by our competitors, our market position and prospects could deteriorate and our net product sales could decline.

If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.

Our future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel. We face intense competition for qualified individuals from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, our business will be adversely affected.

Volatility or lack of positive performance in our share price may also affect our ability to attract and retain our key employees. Many of our senior management personnel and other key employees have become, or will soon become, vested in a substantial amount of shares of our Common Stock, restricted stock units or warrants to purchase Common Stock. Employees may be more likely to leave us if the shares they own or the shares underlying their vested units or warrants have significantly appreciated in value relative to the original grant prices of the shares or units or the exercise prices of the warrants, or, conversely, if the exercise prices of the warrants that they hold are significantly above the market price of our Common Stock. If we are unable to appropriately incentivize and retain our employees through equity compensation, or if we need to increase our compensation expenses in order to appropriately incentivize and retain our employees, our business, operating results and financial condition would be adversely affected.

We may be subject to litigation for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business.

We may be subject to litigation for a variety of claims arising from our normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future operating results, our cash flows or both.

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future, although such fluctuations may not reflect a material change to our financial condition or operations during any such period. Such volatility can be attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our Common Stock could, for example, decline precipitously in the event that a large number of our shares are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

In addition to being highly volatile, our Common Stock could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our Common Stock or other securities by us or in the open market;

●	changes in the market valuations of other comparable companies; and

●	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the COVID-19 pandemic, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of our Common Stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations.

Compliance with these rules and regulations increases our legal and financial compliance costs, makes some activities more difficult, time-consuming, or costly, and increases demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and the registration statement of which this prospectus forms a part, as well as in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our Common Stock price and trading volume could decline.

The trading market for our Common Stock may depend in part on the research and reports that securities or industry analysts may publish about us or our business, our market and our competitors. We do not have any control over such analysts. If one or more such analysts downgrade or publish a negative opinion of our Common Stock, the price of our shares would likely decline. If analysts do not cover us or do not regularly publish reports on us, we may not be able to attain visibility in the financial markets, which could have a negative impact on our share price or trading volume.

We do not intend to pay dividends on shares of our Common Stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our Common Stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers for sales of penny stocks may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

There is no public market for the Warrants.

There is no established public trading market for the Warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants will be limited.

The Warrants in this offering are speculative in nature.

Following this offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed public offering price. In the event that our Common Stock price does not exceed the exercise price of the Warrants during the period when such Warrants are exercisable, such Warrants may not have any value. Furthermore, each Warrant will expire five years from its initial exercise date.

Holders of the Warrants will not have rights of holders of our shares of Common Stock until such Warrants are exercised.

The Warrants in this offering do not confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of our Common Stock at a fixed price. Until holders of Warrants acquire shares of our Common Stock upon exercise of the Warrants, holders of Warrants will have no rights with respect to our shares of Common Stock underlying such Warrants.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities being offered in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund for our operations as described in the “Use of Proceeds” section herein. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

If you purchase shares of Common Stock in this offering, you will incur immediate and substantial dilution in the book value of the shares of our Common Stock.

The proposed public offering price of the shares of our Common stock is substantially higher than the pro forma as adjusted net tangible book value per share of our Common Stock. Investors purchasing shares of Common Stock in this offering will pay a price per share that substantially exceeds the pro forma as adjusted book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing shares of common stock in this offering will incur immediate dilution of $      per share, based on an assumed combined public offering price of $      per share and accompanying Warrant. As a result of the dilution to investors purchasing shares of Common Stock in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. Further, because we may need to raise additional capital to fund our anticipated level of operations, we may in the future sell substantial amounts of Common Stock or securities convertible into or exchangeable for common stock. These future issuances of equity or equity-linked securities, together with the exercise or conversion of outstanding options, warrants, notes and/or any additional shares issued in connection with acquisitions, if any, may result in further dilution to investors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, including any potential strategic transaction involving us, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in this prospectus and in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this prospectus and the information incorporated by reference herein represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and in any documents that we incorporate by reference into the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $            based on the sale of            shares of Common Stock and accompanying Warrants at an assumed combined public offering price of $            per share of Common Stock and Warrants, which is equal to the last reported sale price per share of our Common Stock on The Nasdaq Capital Market on            , 2022, after deducting the placement agent fees and estimated offering expenses payable by us, and assuming no exercise of the Warrants being issued in this offering. However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

As of the date of this prospectus, we cannot predict with certainty all the uses for the net proceeds to be received upon the completion of this offering. We intend to use approximately 20% of the gross proceeds of this offering to repay a portion of the Convertible Note, and the remainder of the proceeds, after deducting placement agent’s fees and offering expenses, for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. We may also use a portion of the net proceeds for the acquisitions of businesses, products, technologies or licenses that are complementary to our business, although we have no present commitments or agreements to do so. We have not allocated specific amounts of net proceeds for any of these purposes.

The Convertible Note has a principal amount of $3,600,000, matures on August 15, 2024 and does not bear interest.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our Common Stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of June 30, 2022:

●	on an actual basis;
●

on a pro forma basis after giving effect to the receipt of net cash proceeds of approximately $2,581,000 from our private placement of a senior convertible note in the principal amount of $3.6 million, which closed on August 15, 2022; and

●	on a pro forma as adjusted basis to give effect to the events above and the issuance and sale of shares of our Common Stock and accompanying Warrants to purchase up to shares of our Common Stock at a combined assumed public offering price of $ per share and accompanying Warrant, after deducting placement agent fees and estimated offering expenses payable by us.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which are incorporated by reference in this prospectus.

	As of June 30, 2022 (unaudited)
	Actual	Pro Forma	Pro Forma As Adjusted
(in thousands, except share data) Cash and cash equivalents:	$4,762	7,245
Debt:
Convertible Note	—	3,600

Stockholders’ Equity:
Common Stock, par value $0.0001 per share: 200,000,000 shares authorized and 16,899,822 shares outstanding, actual and pro forma; 200,000,000 shares authorized and shares outstanding, pro forma as adjusted	2	2
Additional paid-in capital	229,564	229,564
Accumulated deficit	(220,182)	(220,182)
Total stockholders’ equity	9,384	9,384

Total capitalization	$9,384	12,984

A $1.00 increase in the assumed combined public offering price of $            per share and accompanying Warrant (which is based on the last reported closing price of our Common Stock of $            per share on             , 2022), would increase cash and cash equivalents and total stockholders’ equity by approximately $            million, assuming the number of shares of Common Stock and Warrants offered by us, as set forth on the cover of this prospectus, remains the same and after deducting placement agent fees and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual combined public offering price and other terms of this offering determined at pricing.

The total number of shares of our Common Stock reflected in the discussion and table above is based on 16,899,822 shares of our Common Stock outstanding as of June 30, 2022, but excludes the following as of such date: (a) up to an aggregate of 4,419,938 shares of Common Stock issuable upon exercise of our outstanding warrants, (b) up to an aggregate of 20,722 shares of Common Stock issuable upon exercise of our outstanding pre-funded warrants, (c) 501,060 shares of Common Stock reserved for future issuance under the Company’s LTIP and the 2020 Plan, and (d) an aggregate of 421,558 shares of Common Stock issuable upon vesting of restricted stock units that were issued pursuant to the 2020 Plan, none of which have vested as of June 30, 2022.

DILUTION

If you invest in the securities being offered by this prospectus, your interest will be diluted immediately to the extent of the difference between the combined public offering price per share and accompanying Warrant and the pro forma as adjusted net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of June 30, 2022 was $9,384,000, or $0.56 per share of our Common Stock. Historical net tangible book value per share represents the amount of our total tangible assets, less total liabilities, divided by the number of shares of our Common Stock outstanding as of June 30, 2022.

Pro forma net tangible book value per share represents the amount of our total tangible assets as adjusted to take into account net cash proceeds of approximately $2,581,000 from our private placement of a senior convertible note in the principal amount of $3.6 million, which closed on August 15, 2022. After giving effect to this transaction, our pro forma net tangible book value per share as of June 30, 2022 would have been approximately $0.49 per share.

After giving effect to the foregoing transaction and our sale in this offering of            shares of Common Stock and accompanying Warrants offered by this prospectus (assuming a combined public offering price of $            per share of Common Stock and accompanying Warrant), and after deducting the placement agent fees and estimated offering expenses payable by us, assuming no exercise of the Warrants, our pro forma as adjusted net tangible book value as of June 30, 2022 would have been approximately $            or approximately $            per share. This represents an immediate increase in pro forma as adjusted net tangible book value of approximately $            per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of approximately $            per share to purchasers of our securities in this offering, as illustrated by the following table:

Combined assumed public offering price per share of Common Stock and accompanying Warrant			$
Pro forma net tangible book value per share at June 30, 2022, before giving effect to this offering		$0.49
Increase (decrease) in pro forma as adjusted net tangible per share attributable to investors in this offering	$
Pro forma as adjusted net tangible book value per share, as adjusted to give effect to this offering	$
Dilution to pro forma as adjusted net tangible book value per share to investors in this offering			$

A $1.00 increase in the assumed combined public offering price of $            per share and accompanying Warrant (which is based on the last reported closing price of our Common Stock of $            per share on            . 2022), would increase our pro forma as adjusted net tangible book value after giving effect to this offering by approximately $            and the dilution to pro forma as adjusted net tangible book value per share to new investors in this offering by $            per share, assuming the number of shares of Common Stock and Warrants offered by us, as set forth on the cover of this prospectus, remains the same and after deducting placement agent fees and estimated offering expenses payable by us and assuming no exercise of the Warrants.

The total number of shares of our Common Stock reflected in the discussion and tables above is based on 16,899,822 shares of our Common Stock outstanding as of June 30, 2022, but excludes the following as of such date: (a) up to an aggregate of 4,419,938 shares of Common Stock issuable upon exercise of our outstanding warrants, (b) up to an aggregate of 20,722 shares of Common Stock issuable upon exercise of our outstanding pre-funded warrants, (c) 501,060 shares of Common Stock reserved for future issuance under the Company’s LTIP and the 2020 Plan, and (d) an aggregate of 421,558 shares of Common Stock issuable upon vesting of restricted stock units that were issued pursuant to the 2020 Plan, none of which have vested as of June 30, 2022.

To the extent that our outstanding options, warrants or notes are exercised or converted, as applicable, you could experience further dilution. To the extent that we raise additional capital through the sale of additional equity, the issuance of any of our shares of Common Stock could result in further dilution to our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 25, 2022, information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Common Stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

The percentage ownership information shown in the table prior to this offering is based upon 17,119,353 shares of Common Stock outstanding as of October 25, 2022. The percentage ownership information shown in the table after this offering is based upon            shares of Common Stock (based on the sale of            shares of Common Stock in this offering) outstanding as of such date, assuming no exercise of any Warrants.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC’) and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable for shares of Common Stock within sixty (60) days of October 25, 2022. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable.

For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares of Common Stock that such person or persons has the right to acquire within sixty (60) days of October 25, 2022 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares of Common Stock listed as beneficially owned does not constitute an admission of beneficial ownership.

Except as otherwise noted below, the address for persons listed in the table is c/o WiSA Technologies, Inc., 15268 NW Greenbrier Pkwy, Beaverton, Oregon 97006.

	Common Stock Beneficially Owned Prior to this Offering		Common Stock Beneficially Owned After this Offering
Name of Beneficial Owner(1)	Shares	%	Shares	%
Brett Moyer(2)	588,923	3.4%	588,923
George Olivia(3)	262,875	1.5%	262,875
Gary Williams(4)	90,141	*	90,141	*
Lisa Cummins(5)	32,667	*	32,667	*
Dr. Jeffrey M. Gilbert(6)	33,917	*	33,917	*
David Howitt(7)	12,868	*	12,868	*
Helge Kristensen(8)	41,265	*	41,265	*
Sriram Peruvemba(9)	30,834	*	30,834	*
Robert Tobias(10)	32,667	*	32,667	*
Wendy Wilson(11)	22,000	*	22,000	*
All directors and exec. officers as a group (10 persons)	1,148,157	6.7%	1,148,157
Entities affiliated with Lind(12)	1,727,246	9.99%		9.99%

* Less than 1.0%

(1)	With respect to each director and executive officer, to the extent applicable: (i)restricted stock awards that were originally scheduled to vest on August 15, 2022 and/or September 15, 2022 have not yet vested; and(ii) restricted stock units (“RSUs”) that were originally scheduled to vest on August 15, 2022 have not yet vested, but are expected to vest within 60 days of October 25, 2022.

(2)	Includes (i) warrants to purchase up to 1,380 shares of Common Stock with exercise prices ranging from $15.80 to $60.00 per share; (ii) 9,833 restricted shares of Common Stock granted under the Company’s 2018 Long-Term Stock Incentive Plan (the “2018 LTIP”), which vest in equal installments on the second and third anniversaries of August 15, 2020, so long as Mr. Moyer remains in the service of the Company on each such anniversary; (iii) 166,666 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Mr. Moyer remains in the service of the Company on each such anniversary; (iv) 250,000 restricted shares of Common Stock granted under the 2018 LTIP, 1/5th of which are scheduled to vest on September 15, 2022, and 4/5ths of which are scheduled to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025, so long as Mr. Moyer remains in the service of the Company on each such date; (v) 48,333 shares of Common Stock issuable upon settlement of an equivalent number of RSUs granted under the 2020 Plan, which are scheduled to vest on August 15, 2022; and (vi) 50,000 restricted shares of Common Stock granted under the Company’s 2018 LTIP, which are scheduled to vest in equal installments on the first, second and third anniversaries of September 19, 2022, as long as Mr. Moyer remains in service of the Company on each such anniversary. Excludes 48,333 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Moyer remains in the service of the Company on such anniversary.

(3)	Includes (i) 8,282 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of August 15, 2020, so long as Mr. Oliva remains in the service of the Company on each such anniversary; (ii) 20,000 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Mr. Oliva remains in the service of the Company on each such anniversary; (iii) 150,000 restricted shares of Common Stock granted under the 2018 LTIP, 1/5th of which are scheduled to vest on September 15, 2022, and 4/5ths of which are scheduled to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025, so long as Mr. Oliva remains in the service of the Company on each such date; (iv) 20,608 shares of Common Stock issuable upon settlement of an equivalent number of RSUs granted under the 2020 Plan, which are scheduled to vest on August 15, 2022; and (v) 25,000 restricted shares of Common Stock granted under the 2018 LTIP, which are scheduled to vest in equal installments on the first, second and third anniversaries of September 19, 2022, as long as Mr. Olivia remains in service of the Company on each such anniversary. Excludes 20,608 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Oliva remains in the service of the Company on such anniversary.

(4)	Includes (i) warrants to purchase up to 179 shares of Common Stock with an exercise price of $15.80 per share; (ii) 3,333 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of August 15, 2020, so long as Mr. Williams remains in the service of the Company on each such anniversary; (iii) 13,333 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Mr. Williams remains in the service of the Company on each such anniversary; (iv) 50,000 restricted shares of Common Stock granted under the 2018 LTIP, 1/5th of which are scheduled to vest on September 15, 2022, and 4/5ths of which are scheduled to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025, so long as Mr. Williams remains in the service of the Company on each such date; and (v) 10,333 shares of Common Stock issuable upon settlement of an equivalent number of RSUs granted under the 2020 Plan, which are scheduled to vest on August 15, 2022. Excludes 10,333 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Williams remains in the service of the Company on such anniversary.

(5)	Includes (i) 1,833 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of August 15, 2020, so long as Ms. Cummins remains in the service of the Company on each such anniversary; (ii) 6,666 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Ms. Cummins remains in the service of the Company on each such anniversary; (iii) 12,000 restricted shares of Common Stock granted under the 2018 LTIP, 1/5th of which are scheduled to vest on September 15, 2022, and 4/5ths of which are scheduled to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025, so long as Ms. Cummins remains in the service of the Company on each such date; and (iv) 3,333 shares of Common Stock issuable upon settlement of an equivalent number of RSUs granted under the 2020 Plan, which are scheduled to vest on August 15, 2022. Excludes 3,333 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Ms. Cummins remains in the service of the Company on such anniversary.

(6)	Includes (i) 1,833 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of August 15, 2020, so long as Dr. Gilbert remains in the service of the Company on each such anniversary; (ii) 6,666 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Dr. Gilbert remains in the service of the Company on each such anniversary; (iii) 12,000 restricted shares of Common Stock granted under the 2018 LTIP, 1/5th of which are scheduled to vest on September 15, 2022, and 4/5ths of which are scheduled to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025, so long as Dr. Gilbert remains in the service of the Company on each such date; and (iv) 3,333 shares of Common Stock issuable upon settlement of an equivalent number of RSUs granted under the 2020 Plan, which are scheduled to vest on August 15, 2022. Excludes 3,333 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Dr. Gilbert remains in the service of the Company on such anniversary.

(7)	Includes 12,000 restricted shares of Common Stock granted under the 2018 LTIP, 1/5th of which are scheduled to vest on September 15, 2022, and 4/5ths of which are scheduled to vest in equal installments on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025, so long as Mr. Howitt remains in the service of the Company on each such date. Excludes 1,900 shares of Common Stock owned by the Dennis Howitt Trust for which Mr. Howitt is the beneficiary and of which Mr. Howitt disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(8)	Includes (i) warrants to purchase up to 116 shares of Common Stock at an exercise price of $108.00 per share, (ii) 1,833 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of August 15, 2020, so long as Mr. Kristensen remains in the service of the Company on each such anniversary; (iii) 6,666 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Mr. Kristensen remains in the service of the Company on each such anniversary; (iv) 12,000 restricted shares of Common Stock granted under the 2018 LTIP, 1/5th of which are scheduled to vest on September 15, 2022, and 4/5ths of which are scheduled to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025, so long as Mr. Kristensen remains in the service of the Company on each such date; and (v) 3,333 shares of Common Stock issuable upon settlement of an equivalent number of RSUs granted under the 2020 Plan, which are scheduled to vest on August 15, 2022. Excludes 3,333 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Kristensen remains in the service of the Company on such anniversary.

(9)	Includes (i) 2,666 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of August 15, 2020, so long as Mr. Peruvemba remains in the service of the Company on each such anniversary; (ii) 6,666 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Mr. Peruvemba remains in the service of the Company on each such anniversary; (iii) 12,000 restricted shares of Common Stock granted under the 2018 LTIP, 1/5th of which are scheduled to vest on September 15, 2022, and 4/5ths of which are scheduled to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025, so long as Mr. Peruvemba remains in the service of the Company on each such date; and (iv) 2,417 shares of Common Stock issuable upon settlement of an equivalent number of RSUs granted under the 2020 Plan, which are scheduled to vest on August 15, 2022. Excludes 2,416 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Peruvemba remains in the service of the Company on such anniversary.

(10)	Includes (i) 1,333 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of August 15, 2020, so long as Mr. Tobias remains in the service of the Company on each such date; (ii) 6,666 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of March 15, 2021, so long as Mr. Tobias remains in the service of the Company on each such date; (iii) 12,000 restricted shares of Common Stock granted under the 2018 LTIP, 1/5th of such which are scheduled to vest on September 15, 2022, and 4/5ths of which are scheduled to vest quarterly in equal installments over the next 36 months on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025, so long as Mr. Tobias remains in the service of the Company on each such date; and (iv) 3,333 shares of Common Stock issuable upon settlement of an equivalent number of RSUs granted under the 2020 Plan, which are scheduled to vest on August 15, 2022. Excludes 3,333 RSUs granted under the 2020 Plan, scheduled to vest on the third anniversary of August 15, 2020, so long as Mr. Tobias remains in the service of the Company on such anniversary.

(11)	Includes (i) 6,666 restricted shares of Common Stock granted under the 2018 LTIP, which vest in equal installments on the second and third anniversaries of May 15, 2021, so long as Ms. Wilson remains in the service of the Company on each such date, and (ii) 12,000 restricted shares of Common Stock granted under the 2018 LTIP, 1/5th of which are scheduled to vest on September 15, 2022, and 4/5ths of which are scheduled to vest in equal installments on each December 15th, March 15th, June 15th and September 15th thereafter until September 15, 2025, so long as Ms. Wilson remains in the service of the Company on each such date.

(12)	Consists of: (A) in the case of Lind Global Macro Fund, LP (“Lind Fund I”), (i) 1,556,844 shares of Common Stock held directly; and (ii) on a pre-offering basis, an aggregate of up to 170,402 shares of Common Stock issuable to Lind Fund I upon exercise of the following warrants in any combination as a result of the triggering of the 9.99% beneficial ownership limitation provisions in each such warrant: (a) warrants to purchase up to 227,679 shares of Common Stock issued to Lind Fund I in a private placement offering that we closed in March 2020, (b) warrants to purchase up to 140,000 shares of Common Stock issued to Lind Fund I in an underwritten public offering that we closed in April 2020, (c) warrants to purchase up to 260,000 shares of Common Stock issued to Lind Fund I in a private placement offering that we closed on June 8, 2020, (d) warrants to purchase up to 275,000 shares of Common Stock issued to Lind Fund I in a private placement offering that we closed on June 11, 2020 and (e) warrants to purchase up to 38,750 shares of Common Stock issued to Lind Fund I in connection with a warrant solicitation transaction that we closed in June 2021 and (B), in the case of Lind Global Fund II LP (“Lind Fund II”), on a pre-offering basis, an aggregate of zero shares of Common Stock issuable to Lind Fund II upon exercise or conversion, as applicable, of the following warrant and/or senior secured convertible promissory note in any combination as a result of the triggering of the 4.99% beneficial ownership limitation provision in such securities: (a) warrant to purchase up to 2,097,022 shares of Common Stock issued in August 2022 and (b) up to 7,200,000 shares issuable upon full conversion of a senior secured convertible promissory note issued in August 2022. The number of shares of Common Stock beneficially owned excludes, on a pre-offering basis, an aggregate of up to 10,068,049 shares of Common Stock issuable pursuant to such warrants or upon exercise of such note, in each case, as a result of such beneficial ownership limitation provisions. The number of shares of Common Stock directly held by Lind Fund I is based on information included in Amendment No. 2 to the Schedule 13G filed by Lind with the SEC on January 26, 2022 reporting its beneficial ownership of Common Stock. Jeff Easton is the managing member of The Lind Partners, LLC which is the investment manager of Lind Fund I and Lind Fund II and, as such, has sole voting control and investment discretion over the securities held by Lind Fund I and Lind Fund II. Mr. Easton disclaims beneficial ownership over such securities listed except to the extent of his pecuniary interest therein. The principal business address of Lind is 444 Madison Ave, 41st Floor, New York, NY 10022.

DESCRIPTION OF SECURITIES THAT WE ARE OFFERING

We are offering            shares of our Common Stock and Warrants to purchase up to an aggregate of            shares of our Common Stock, which number of shares of Common Stock and accompanying Warrants are based on an assumed combined public offering price of $            per share and accompanying Warrant. Each share of our Common Stock is being sold together with a Warrant to purchase one share of our Common Stock. The shares of our Common Stock will be issued separately from the accompanying Warrants. We are also registering the shares of our Common Stock issuable from time to time upon exercise of the Warrants offered hereby. The following descriptions of our Common Stock, Warrants and certain provisions of our Certificate of Incorporation, our by-laws and Delaware law are summaries. You should also refer to our Certificate of Incorporation and our by-laws, which are filed as exhibits to the registration statement of which this prospectus is part.

Authorized Capital Stock

We are authorized to issue 220,000,000 shares of its capital stock consisting of (a) 200,000,000 shares of Common Stock, par value $0.0001 per share, and (b) 20,000,000 shares of “blank check” preferred stock, par value $0.0001 per share. As of October 25, 2022, 17,119,353 shares of our Common Stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Common Stock

The description of our Common Stock is incorporated by reference to Exhibit 4.14 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 11, 2022. Our Common Stock is traded on Nasdaq under the symbol “WISA”. The transfer agent and registrar for our Common Stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598 and its telephone number is (212) 828-8436.

Warrants

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and VStock Transfer, LLC, as warrant agent, and the form of Warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and form of Warrant.

Form. Pursuant to a warrant agent agreement between us and VStock Transfer, LLC, as warrant agent, the Warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercisability. The Warrants are exercisable at any time after           , and at any time up to the date that is five years after such date. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Warrant. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The Warrants will have an exercise price of $            per share, which is            % of the combined public offering price per share of our Common Stock and accompanying Warrant in this offering . The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Anti-Takeover Effects of Provisions of the DGCL and our Certificate of Incorporation and Bylaws

Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Anti-Takeover Effects of Certain Provisions of our Bylaws

Our bylaws provide that directors may be removed by the stockholders with or without cause upon the vote of a majority of the holders of common stock then entitled to vote. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors or of the stockholders, and vacancies may only be filled by a majority vote of the directors, including those who may have resigned. Except as otherwise provided in the bylaws and the certificate of incorporation, as amended, any vacancies or newly created directorships on the board of directors resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Our bylaws also provide that only our chairman of the board, chief executive officer, president or one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting may call a special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Limitation on Directors’ Liability; Indemnification

Our bylaws contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we are required to indemnify our directors to the fullest extent permitted by Delaware law. Our bylaws also provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our bylaws also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by our board of directors. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF
COMMON STOCK AND WARRANTS

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Stock, and the acquisition, ownership, exercise, expiration or disposition of the Warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;
●	tax-exempt or government organizations;
●	brokers or dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than five percent of our capital stock;
●	certain U.S. expatriates, citizens or former long-term residents of the United States;
●	persons who hold our shares of Common Stock or Warrants as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

●	persons who do not hold our Common Stock or Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);
●	persons deemed to sell our Common Stock or Warrants under the constructive sale provisions of the Code;

●	pension plans;
●	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities;
●	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;
●	integral parts or controlled entities of foreign sovereigns;
●	controlled foreign corporations;
●	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or
●	persons that acquire our Common Stock or Warrants as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our Common Stock or Warrants, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our Common Stock or Warrants, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our Common Stock or Warrants.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock or Warrants arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a U.S. Holder

For purposes of this summary, a “U.S. Holder” is any beneficial owner of our Common Stock or Warrants that is a “U.S. person,” and is not a partnership, or an entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following: (a) a citizen or individual resident of the United States, (b) a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a trust(i) ) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has otherwise elected to be treated as a United States person under the Code.

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our Common Stock or Warrants that is not a U.S. Holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Distributions on Common Stock

As discussed above under “Dividend Information – Dividend Policy,” we do not currently expect to make distributions on our Common Stock. In the event that we do make distributions of cash or other property, distributions paid on Common Stock, other than certain pro rata distributions of Common Stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the Common Stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Constructive Dividends on Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution. Any constructive distributions would generally be subject to the tax treatment described above under “Dividends on Common Stock.”

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of Common Stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Common Stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Common Stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Sale or Other Disposition, Exercise or Expiration of Warrants

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a Warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Warrant for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Warrant disposed of and the amount realized on the disposition.

In general, a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. A U.S. Holder’s tax basis in a share of Common Stock received upon exercise will be equal to the sum of (1) the U.S. Holder’s tax basis in the Warrant and (2) the exercise price of the Warrant. A U.S. Holder’s holding period in the stock received upon exercise will commence on the day or the day after such U.S. Holder exercises the Warrant. No discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and U.S. Holders are urged to consult their tax advisors as to the exercise of a Warrant on a cashless basis.

If a Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the Warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in the Warrant is more than one year. The deductibility of capital losses is subject to limitations.

FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of shares of our Common Stock and Warrants issued pursuant to this offering. All prospective non-U.S. holders of our Common Stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our Common Stock.

We assume in this discussion that a non-U.S. holder holds shares of our Common Stock and Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our Common Stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our Common Stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or former long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their Common Stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our Common Stock or Warrants.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our Common Stock.

Distributions

As discussed in the section entitled “Dividend Policy,” we do not anticipate paying any dividends on our Common Stock in the foreseeable future. If we make distributions on our Common Stock or on the Warrants (as described above under “Constructive Dividends on Warrants”), those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Stock or the Warrants, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Disposition of Common Stock or Warrants.” Any such distributions would be subject to the discussions below regarding back-up withholding and the Foreign Account Tax Compliance Act, or FATCA.

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN, IRS Form W-8 BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Exercise or Expiration of Warrants

In general, a Non-U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price, except possibly to the extent of cash paid in lieu of a fractional share. However, no discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and Non-U.S. Holders are urged to consult their tax advisors as to the exercise of a Warrant on a cashless basis.

If a Warrant expires without being exercised, a Non-U.S. Holder that is engaged in a U.S. trade or business to which any income from the Warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital loss in an amount equal to such Non-U.S. Holder’s tax basis in the Warrant. The amount paid to purchase our Common Stock and Warrants will be apportioned between them in proportion to the respective fair market values of the Common Stock and Warrants, and the apportioned amount will be the tax basis of the Common Stock and Warrants respectively. The fair market value of our Common Stock for this purpose will generally be its trading value immediately after issuance.

Gain on Sale, Exchange or Other Disposition of Our Common Stock or Warrants

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock or the Warrants unless:

●

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

●	we are a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our Common Stock or the Warrants. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Stock will not be subject to United States federal income tax if (A) in the case of our Common Stock, (a) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, and (b) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the shares of our Common Stock throughout the five-year period ending on the date of the sale or exchange; and (B) in the case of the Warrants, either (a)(i) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, (ii) the Warrants are not considered regularly traded on an established securities market and (iii) the Non-U.S. Holder does not own, actually or constructively, Warrants with a fair market value greater than the fair market value of 5% of the shares of our Common Stock, determined as of the date that such Non-U.S. Holder acquired its Warrants, or (b)(i) the Warrants are considered regularly traded on an established securities market, and (ii) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the Warrants throughout the five-year period ending on the date of the sale or exchange. The Warrants are not expected to be regularly traded on an established securities market. If the foregoing exception does not apply, and we are a USRPHC, such Non-U.S. Holder’s proceeds received on the disposition of shares will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with distributions on our Common Stock or constructive dividends on the Warrants, and the proceeds of a sale or other disposition of the Common Stock or the Warrants. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. Person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock or constructive dividends on common stock paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Payment of the proceeds of the sale or other disposition of the Common Stock or the Warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of the Common Stock or the Warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or, subject to the discussion of certain proposed Treasury Regulations below, gross proceeds from the sale or other disposition of, our Common Stock or the Warrants paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury. The U.S. Treasury recently released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock or the Warrants. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our Common Stock or the Warrants, and the possible impact of these rules on the entities through which they hold our Common Stock or the Warrants, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK AND WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, we have engaged Maxim Group LLC to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our securities in this offering. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement provides that the placement agent’s obligations are subject to conditions contained in the placement agency agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about            , 2022.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to            % of the aggregate gross cash proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the placement agent for its out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the placement agent, up to $            .

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us.

	Per Share and Accompanying Warrant	Total
Combined public offering price	$	$
Placement agent fees	$	$
Proceeds, before expenses, to us	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the placement agent commission, will be approximately $            , all of which are payable by us. This figure includes, among other things, the placement agent’s fees and expenses (including the legal fees, costs and expenses for the placement agent’s legal counsel) up to $            .

Lock-Up Agreements

We, each of our officers and directors, and holder(s) of ten percent (10%) or more of the outstanding Common Stock as of the date of this prospectus have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our Common Stock or other securities convertible into or exercisable or exchangeable for our Common Stock for a period of three (3) months after this offering is completed without the prior written consent of the placement agent.

The placement agent may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the placement agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Right of First Refusal

Upon the closing of this offering, for a period of twelve (12) months following the closing, we will grant the placement agent the right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which we retain the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering by us, or any successor to us or any subsidiary of ours, during such twelve (12) month period. We will not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which we offer to retain the placement agent. Notwithstanding anything herein to the contrary, this right of first refusal shall not apply to self-directed offerings in which we do not employ the services of an investment banker, finder or financial advisor to which we pay commissions.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Other Compensation

If within twelve months following the consummation of this offering, we complete any equity, equity-linked, convertible or debt or other capital-raising activity of the Company for which the placement agent is not acting as underwriter or placement agent (other than the exercise by any person or entity of any options, warrants or other convertible securities) with any of the investors that were contacted, introduced or participated in this offering (excluding any investors that either held securities of the Company prior to the closing of this offering, or that were introduced by us to the placement agent), then we shall pay to the placement agent a commission as described in this section, in each case only with respect to the portion of such financing received from such investors.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price and Warrant Exercise Price

The actual offering price of the securities we are offering, and the exercise price of the Warrants included in the shares of Common Stock that we are offering, were negotiated between us, the placement agent and the investors in the offering based on the trading of our shares of Common Stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, as well as the exercise price of the Warrants that we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The Placement Agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

In connection with an offering of shares of Common Stock in July 2021, we entered into a placement agency agreement, dated July 22, 2021 with Maxim, and on the closing of such offering on July 27, 2021, we paid Maxim a fee of 8% of the aggregate purchase price paid by the investors placed by Maxim in the offering, as well as certain expenses.

In connection with the two separate offerings of shares of Common Stock and warrants in June 2020, we entered into placement agency agreements, dated June 4, 2020 and June 9, 2020, with Maxim, and on the closing of each such offering on June 8, 2020 and June 11, 2020, respectively, we paid Maxim a fee of 8% of the aggregate purchase price paid by the respective investors placed by Maxim in each such offering, as well as certain expenses. In addition, in connection with two warrant inducement transactions in January 2021 and June 2021, we entered into solicitation agreements with Maxim, dated January 9, 2021 and June 7, 2021, respectively, to solicit the exercise of certain warrants issued to such June 2020 investors. In connection with such inducement transactions, we paid Maxim a cash fee equal to 7% of the total net proceeds received from the exercise of such warrants in connection with each such transaction.

In connection with an underwritten public offering by us in April 2020, we entered into an underwriting agreement with Maxim, as the representative of the underwriters named therein, and paid Maxim a commission of 8% of the gross proceeds that we raised in such offering, expenses of $100,000 and we issued to Maxim warrants to purchase up to an aggregate of 100,000 shares of Common Stock (the “Underwriters’ Warrants”). The Underwriters’ Warrants are exercisable commencing 180 days following the effective date of the registration statement used in such offering and will terminate five years following such effective date in compliance with FINRA Rule 5110(f)(2)(G)(i). The Underwriters’ Warrants are exercisable at a price equal to $3.90 per share, or 120% of the combined public offering price per share of Common Stock and accompanying warrants issued and sold in such offering.

Maxim also served as the sole placement agent for us in connection with a private placement offering of senior secured convertible instrument and warrants in March 2020, and we entered into a placement agency agreement with Maxim in connection with such offering, pursuant to which we paid Maxim a fee of $136,000 and issued to Maxim a warrant to purchase up to an aggregate of 20,400 shares (subject to adjustment) of Common Stock at an exercise price of $6.40 per share. Such warrant issued to Maxim is exercisable at any time on or after the 180th day immediately following the effectiveness of the offering and will expire on the fifth (5th) anniversary of its date of issuance, is subject to 4.99%/9.99% beneficial ownership limitations, and may be exercised on a cashless basis in the event that the shares of our Common Stock underlying such warrant are not covered by a registration statement. In addition, such warrant includes a registration rights provision granting Maxim the same registration rights granted to the investor in such March 2020 offering.

On December 30, 2021, we entered into a sales agreement with Maxim (the “December 2021 Sales Agreement”), pursuant to which we would have been able to issue and sell shares of our Common Stock having an aggregate offering price of up to $4,500,000 from time to time through Maxim. Any sales of shares of Common Stock pursuant to the December 2021 Sales Agreement would have been made pursuant to the registration statement, which was (i) initially filed with the SEC on August 23, 2019 (including the prospectus contained therein) and (ii) the base prospectus, dated September 6, 2019 (including the documents incorporated by reference therein). We filed a prospectus supplement, dated December 30, 2021, to the base prospectus with the SEC in connection with the offer and sale of shares of our Common Stock pursuant to the December 2021 Sales Agreement. The December 2021 Sales Agreement was terminated on September 13, 2022 in connection with the entry into an equity distribution agreement, dated as of September 13, 2022. No shares of our Common Stock covered by the December 2021 Sales Agreement were sold prior to its termination on September 13, 2022.

Maxim served as the sole placement agent for us in connection with a private placement offering of a senior secured convertible note and a warrant in August 2022, and we entered into a placement agency agreement with Maxim (the “Placement Agency Agreement”) in connection with such offering, pursuant to which we paid Maxim a fee of $240,000 and issued to Maxim a warrant to purchase up to an aggregate of 194,384 shares of Common Stock at an exercise price of $0.997 per share. Such warrant issued to Maxim is exercisable at any time on or after the six-month anniversary of the closing date of such private placement and will expire on the fifth (5th) anniversary of its date of issuance, is subject to 4.99%/9.99% beneficial ownership limitations, and may be exercised on a cashless basis in the event that the shares of Common Stock underlying such warrant are not covered by a registration statement. In addition, such warrant includes a registration rights provision granting Maxim the same registration rights granted to the investor in such August 2022 offering. In addition, the Company also agreed to (i) grant Maxim a nine-month right of first refusal following the consummation of such private placement to act as sole book-running manager, sole underwriter or sole placement agent in connection with a subsequent private placement or any other capital raising equity or equity-linked securities using an underwriter or placement agent, and (ii) grant Maxim the same cash fees and warrants with respect to any public or private offering or other financing or capital raising transaction consummated within 12 months of the termination of the Placement Agency Agreement with any investor that was introduced to the Company by Maxim during such agreement’s term.

On September 13, 2022, we and Maxim entered into an equity distribution agreement (the “September 2022 Sales Agreement”) pursuant to which we may issue and sell shares of our common stock having an aggregate offering price of up to $4,000,000 from time to time through Maxim, as sales agent. Any sales of shares of our common stock under the equity distribution agreement will be sold by Maxim by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act. We have agreed to pay Maxim a cash commission of up to 3.0% of the gross proceeds from the sale of any shares of our common stock under the equity distribution agreement.

Pursuant to the terms of the Placement Agency Agreement, we have granted to Maxim a right of first refusal as described above. In addition to (and separately from) such ongoing right of first refusal, pursuant to the September 2022 Sales Agreement we have granted to Maxim a right of first refusal to act as sole manager or sole placement agent in any and all future private or public equity offerings for the period commencing on the date of the execution of the September 2022 Sales Agreement and ending on the earlier of (i) twelve (12) months from the date of such execution or (ii) ninety (90) days following the effective date of the termination of the September 2022 Sales Agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC, whose address is 18 Lafayette Place, Woodmere, NY 11598 and telephone number is (212) 828-8436.

Listing

Our common stock is traded on Nasdaq under the symbol “WISA.”

Selling Restrictions

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan &Worcester LLP of New York, New York. Blank Rome LLP, New York, New York, is acting as counsel for the placement agent in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements of WiSA Technologies, Inc. (formerly Summit Wireless Technologies, Inc.) as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.wisatechnologies.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

INCORPORATION BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 11, 2022;
●	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 11, 2022 and August 15, 2022, respectively;
●

portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 23, 2022, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 11, 2022;

●

our Current Reports on Forms 8-K filed with the SEC on March 11 (other than as indicated therein), 2022, June 24, 2022, August 19, 2022, August 23, 2022, August 26, 2022, August 31, 2022, September 6, 2022 and September 13, 2022; and

●	the description of our Common Stock contained in (i) our registration statement on Form 8-A, filed with the SEC on July 25, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.14—Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 11, 2022.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, but not delivered with such prospectus. Requests should be directed to:

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

(408) 627-4716

info@wisatechnologies.com

Copies of these filings are also available on our website at www.wisatechnologies.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

           Shares of Common Stock

Warrants to Purchase up to            Shares of Common Stock

Up to            Shares of Common Stock underlying Warrants

WISA TECHNOLOGIES, INC.

PROSPECTUS

Maxim Group LLC

The date of this prospectus is            , 2022

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration and the FINRA filing fee, are estimated:

SEC registration fee	$	*
FINRA filing fee	$	*
Transfer agent and registrar fees and expenses	$	*
Legal fees and expenses	$	*
Printing fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

We have entered into indemnification agreements with certain of our executive officers and directors pursuant to which we have agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, as amended, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

We plan to enter into an underwriting agreement that provides that we are to indemnify the underwriters under certain circumstances and the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). All share and price per share information in Part II of this registration statement has been adjusted to reflect the Company’s one-for-twenty reverse stock split of its outstanding Common Stock, which became effective on April 9, 2020:

November 2019 Equity Grant

On November 21, 2019, as a material inducement to George Oliva’s acceptance of employment as the Company’s Chief Financial Officer, the Company issued Mr. Oliva 7,500 shares of restricted stock of the Company (the “Stock Award”). The Stock Award was approved by the compensation committee of the Company’s board of directors and such shares were issued in accordance with Nasdaq Listing Rule 5635(c)(4) outside of the LTIP. Pursuant to an amended and restated offer letter, dated October 4, 2019, such shares will vest equally over a period of four years, with the first tranche to vest on September 1, 2020, and in the event that Mr. Oliva is (i) terminated without cause within one year of a change in control of the Company (defined as over a 50% change in ownership of the Company) or (ii) his role is diminished as a result of such change in control, all incentive equity compensation granted to him will fully accelerate and vest. The Stock Award was issued in reliance on the exemption from registration pursuant to Rule 701 under the Securities Act.

2019 Warrants

Between September 25, 2019 and October 8, 2019, the Company and certain holders (each a “Holder” and collectively, the “Holders”) of the Company’s common stock purchase warrants, with exercise prices between $60.00 and $108.00 (collectively, the “Original Warrants”), including the Company’s Series D common stock purchase warrants, Series F common stock purchase warrants (the “Series F Warrants”) and Series G common stock purchase warrants (the “Series G Warrants”), entered into Warrant Amendment and Exercise Agreements (the “Warrant Amendment Agreements”), pursuant to which the Company agreed to reduce the exercise price of each Original Warrant to $16.00 (the “Reduced Exercise Price”), and for each Original Warrant exercised by a Holder at the Reduced Exercise Price, the Company agreed to reduce the exercise price of Original Warrants to purchase up to an equivalent number of shares of Common Stock (the “Amended Warrants”) to $15.80 (the “Amended Exercise Price”). The Company entered into Warrant Amendment Agreements with 32 Holders, under which Original Warrants were exercised for a total of 56,420 shares of Common Stock and the Company received gross proceeds of $903,000. Remaining Original Warrants for 69,071 shares of Common Stock had their exercise price adjusted to the Amended Exercise Price of $15.80.

Additionally, pursuant to the Warrant Amendment Agreements, the Company agreed to prepare and file with the SEC, as soon as practicable, but in no event later than November 4, 2019 (as extended by the Settlement Agreements (as defined below) to November 18, 2019), a registration statement on Form S-3 to register all shares of Common Stock received by the Holders upon exercise of any Warrant (as defined in the Warrant Amendment Agreements) and all shares of Common Stock underlying the Original Warrants (as defined in the Warrant Amendment Agreements) (such issued and underlying shares, the “Resale Shares”).

November 2019 Settlement Agreements

From November 3, 2019 to November 6, 2019, the Company entered into settlement agreements (each a “Settlement Agreement” and collectively, the “Settlement Agreements”) with each of the Holders (other than the Medalist Funds, whose Settlement Agreement is described below) pursuant to which the Company agreed to issue such Holders an aggregate of 7,648 additional shares of common stock, with such shares meant to compensate such Holders for the difference between the Amended Exercise Price and the lower priced shares that were offered to investors in connection with the Company’s earlier registered direct offering of an aggregate of 125,000 shares of Common Stock, priced at $14.00 per share, that the Company closed on October 16, 2019 (the “Registered Direct Offering”). In addition, pursuant to the Settlement Agreements, the Company and the Holders agreed to extend the date by which the Company would file a registration statement on Form S-3 to register all of the Resale Shares from November 4, 2019 to November 18, 2019.

January 2020 Funding Agreement

On January 23, 2020, we entered into a funding agreement, as amended (the “Funding Agreement”), which provided for the issuance to an unaffiliated accredited investor of a convertible promissory note in the principal amount of $111,100, reflecting a 10% original issue discount, 500 shares of our Common Stock and a five-year warrant exercisable for 7,936 shares of our Common Stock at an exercise price of $9.80 per share in consideration for $100,000, which was funded on January 24, 2020. Additionally, pursuant to the Funding Agreement, such investor was granted a most favored nation right.

February 2020 Private Placement

On February 28, 2020, the Company completed a private placement (the “February 2020 Private Placement”) of $835,000 of units (the “Units”), each consisting of (i) one (1) share of Common Stock and (ii) a warrant to purchase 0.50 of a share of Common Stock (the “February 2020 Warrants”), at a price per Unit of $9.17. The Units were issued pursuant to a Unit Purchase Agreement, dated February 4, 2020, and a subscription agreement, dated February 28, 2020 by and among the Company and the purchasers signatory thereto. The February 2020 Private Placement, which was priced above market, resulted in gross proceeds of $835,000 before fees and other expenses associated with the transaction. The proceeds of such offering were used primarily toward increasing stockholders’ equity in order to comply with Nasdaq Listing Rule 5550(b) and for general corporate purposes. The February 2020 Warrants are exercisable to purchase up to an aggregate of 45,320 shares of Common Stock commencing on the date of issuance at an exercise price of $9.80 per share, subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. The February 2020 Warrants are exercisable immediately and will expire on the close of business on February 28, 2025. The exercise of the February 2020 Warrants are subject to beneficial ownership limitations such that each holder of such February 2020 Warrant may exercise it to the extent that such exercise would result in such holder being the beneficial owner in excess of 4.99% (or, upon election of such holder, 9.99%), which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to the Company, provided that any increase in such limitation will not be effective until 61 days following notice to the Company.

March 2020 Private Placement

On March 30, 2020, the Company completed a private placement (the “March 2020 Private Placement”) of a senior secured convertible instrument (the “March 2020 Note”) and a warrant (the “March 2020 Warrant”) to purchase 227,679 shares of Common Stock at an exercise price of $6.40 per share. The March 2020 Note and March 2020 Warrant were issued pursuant to a securities purchase agreement (the “March 2020 Purchase Agreement”), entered into as of March 22, 2020, by and between the Company and an institutional investor (the “Investor”). The March 2020 Private Placement resulted in gross proceeds of $1,700,000, before fees and other expenses associated with the transaction, including but not limited to, an $85,000 commitment fee payable to the Investor. The net proceeds received by the Company in connection with the March 2020 Private Placement were used primarily for working capital, debt repayment and general corporate purposes. Additionally, the Company agreed to issue to Maxim Group LLC, the placement agent for the March 2020 Private Placement, a warrant to purchase up to an aggregate of 20,400 shares of Common Stock, subject to adjustment, as partial consideration for serving as placement agent in connection with the March 2020 Private Placement.

June 8 2020 Offering

On June 8, 2020, the Company closed a registered direct offering (the “June 8 2020 Offering”) for gross proceeds of approximately $5.8 million, before deducting underwriting discounts and commissions and estimated offering expenses of (i) an aggregate of 2,275,000 shares of Common Stock and (ii) the June 8 Warrants, with a term of 5.5 years, which are exercisable for an aggregate of up to 2,275,000 shares of Common Stock at an exercise price of $2.55 per share, subject to customary adjustments thereunder. The net proceeds from the June 8 2020 Offering were used for working capital, capital expenditures, product development, and other general corporate purposes. The June 8 2020 Offering was conducted pursuant to a securities purchase agreement, dated June 4, 2020, by and among us and certain selling stockholders, as well as a placement agency agreement, dated June 4, 2020, between us and Maxim Group LLC, the placement agent for such offering.

June 11 2020 Offering

On June 11, 2020, the Company closed a registered direct offering (the “June 11 2020 Offering”) for gross proceeds of approximately $5.3 million, before deducting underwriting discounts and commissions and estimated offering expenses of (i) an aggregate of 2,040,000 shares of Common Stock and (ii) the June 11 Warrants, with a term of 5.5 years, which are exercisable for an aggregate of up to 2,040,000 shares of Common Stock at an exercise price of $2.61 per share, subject to customary adjustments thereunder. The net proceeds from the June 11 2020 Offering were used for working capital, capital expenditures, product development, and other general corporate purposes. The June 11 2020 Offering was conducted pursuant to a securities purchase agreement, dated June 9, 2020, by and among us and each of the Selling Stockholders, as well as a placement agency agreement, dated June 9, 2020, between us and Maxim Group LLC, the placement agent for such offering.

July 2020 Equity Grants

On July 27, 2020, the Company granted an aggregate of 237,824 restricted stock units (“RSUs”) under the 2020 Stock Incentive Plan (collectively the “2020 RSU Grants”) to the following executives officers of the Company: (i) to Brett Moyer, the Company’s President, Chief Executive Officer and Chairman of the Board, 145,000 RSUs; (ii) to George Oliva, the Company’s Chief Financial Officer, 61,824 RSUs; and (iii) to Gary Williams, the Company’s Chief Accounting Officer and VP of Finance, 31,000 RSUs. Each of the 2020 RSU Grants are or were scheduled to vest on the first, second, and third anniversaries of August 15, 2020, so long as such executive officer remains in service of the Company on each such anniversary. Each RSU represents the right to receive one share of Common Stock under the 2020 Stock Incentive Plan. The 2020 RSU Grants were issued in reliance on the exemption from registration pursuant to Rule 701 under the Securities Act.

October 2020 Restricted Share Issuance

On October 5, 2020, we entered into an agreement with a third party platform provider pursuant to which such provider agreed to host certain of our company information, including our presentations, on its platform. In partial consideration for such services, upon entering into such agreement, we issued 25,000 restricted shares of Common Stock to such provider.

November 9, 2020 Settlement Agreements

On November 9, 2020, in order to resolve a dispute between the Unit holders and the Company regarding certain registration rights in connection with the Unit Purchase Agreements, we entered into that certain Settlement and Release Agreement (the “Unit Settlement Agreements”) with each Unit holder, pursuant to which (i) we and the Unit holders agreed to amend the February 2020 Warrants to provide for the purchase of one additional share of Common Stock for each share of Common Stock available under the February 2020 Warrants, (ii) we and the Unit holders agreed to amend the February 2020 Warrants to reduce the exercise price to $2.55 (the “Amended Warrants”), and (iii) we agreed to issue an additional 236,375 shares of Common Stock and common stock purchase warrants to purchase up to an aggregate of 236,369 shares of Common Stock (the “New Unit Warrants”). As consideration for the foregoing, the Unit holders agreed to release any and all claims they may have against us, including, but not limited to, claims arising in connection with any shares of Common Stock, February 2020 Warrants, and Amended Warrants held by the Unit holders.

January 18, 2021 Inducement Agreements

On January 18, 2021, the Company entered into letter agreements (the “January 18 Inducement Agreements”) with holders of common stock purchase warrants previously issued by the Company to the holders pursuant to two private placements conducted concurrently with registered direct public offerings of the Company’s securities that closed on June 8, 2020 and June 11, 2020, respectively (collectively, the “January 18 Original Warrants”).

Pursuant to the January 18 Inducement Agreements, as an inducement and in consideration for a holder’s exercise of the January 18 Original Warrants for some or all of the shares of Common Stock available thereunder, the Company agreed to deliver to each such holder new common stock purchase warrants (the “January 18 New Warrants”) to purchase a number of shares of Common Stock equal to 25% of the number of shares of Common Stock issued to such holder in connection with its exercise of its January 18 Original Warrants. The January 18 New Warrants were immediately exercisable upon issuance at an exercise price of $4.20 per share, which is greater than the closing price of the Common Stock of $4.16 on Nasdaq on January 15, 2021, have an expiration date of January 19, 2026 and are exercisable on a cashless basis if the January 18 New Warrant shares have not been registered by the Company on a registration statement on or before 6 months after the date of issuance and there is no currently effective registration statement covering the January 18 New Warrants at the time of exercise. Pursuant to the January 18 Inducement Agreements, the holders agreed to exercise January 18 Original Warrants for an aggregate of 1,095,000 shares of Common Stock resulting in gross proceeds to the Company of $2,824,050, and the holders received January 18 New Warrants exercisable for an aggregate of up to 273,750 shares of Common Stock.

Maxim Group LLC provided services as the exclusive solicitation agent, pursuant to the terms of an engagement letter, dated January 15, 2021 (the “Solicitation Agreement”). Pursuant to the Solicitation Agreement, the Company agreed to pay Maxim Group LLC a cash fee equal to $197,684, which is equal to 7% of the total net proceeds received from the exercise of the January 18 Original Warrants. In addition, pursuant to the Solicitation Agreement, the Company granted Maxim Group LLC a right of first refusal, for a period of 280 days from the date the January 18 Original Warrants were exercised, to act as lead manager or lead placement agent in any and all future private or public equity offerings conducted by the Company.

January 19, 2021 Inducement Agreements

On January 19, 2021, the Company entered into letter agreements (the “January 19 Inducement Agreements”) with holders of common stock purchase warrants (collectively, the “January 19 Original Warrants”) previously issued by the Company to the holders pursuant to (i) a private placement in February 2020 and (ii) settlement agreements and releases, each dated November 9, 2020.

Pursuant to the January 19 Inducement Agreements, as an inducement and in consideration for a holder’s exercise of the January 19 Original Warrants for some or all of the shares of Common Stock available thereunder, the Company has agreed to deliver to each such holder new common stock purchase warrants (the “January 19 New Warrants”) to purchase a number of shares of Common Stock equal to 25% of the number of shares of Common Stock issued to such holder in connection with its exercise of its January 19 Original Warrants. The January 19 New Warrants were immediately exercisable upon issuance at an exercise price of $4.20 per share, which is greater than the closing price of the Common Stock of $4.16 on Nasdaq on January 15, 2021, have an expiration date of January 20, 2026 and are exercisable on a cashless basis if the January 19 New Warrant shares have not been registered by the Company on a registration statement on or before 6 months after the date of issuance and there is no currently effective registration statement covering the January 19 New Warrants at the time of exercise. Pursuant to the January 19 Inducement Agreements, the holders agreed to exercise January 19 Original Warrants for an aggregate of 118,048 shares of Common Stock resulting in approximate gross proceeds to the Company of $301,022, and the holders received January 19 New Warrants exercisable for an aggregate of up to 29,512 shares of Common Stock.

June 2021 Exchange Agreement

The Company previously entered into a Securities Purchase Agreement, dated as of April 18, 2019, with an existing shareholder (the “Shareholder”), pursuant to which the Company issued 250,000 shares of our Series A 8% Convertible Preferred Stock (the “Original Securities”), par value $0.0001 per share.

On June 4, 2021, the Company and the Shareholder entered into that certain Exchange Agreement (the “Exchange Agreement”) pursuant to which the Company exchanged with the Shareholder the Original Securities held by the Shareholder in exchange for: (i) 250,000 shares of Common Stock; and (ii) warrants (the “June 2021Warrants”) to purchase up to 187,500 shares of Common Stock.

The June 2021 Warrants were exercisable beginning on June 4, 2021 and will be exercisable for a period of five (5) years and four (4) months thereafter. The exercise price with respect to the June 2021 Warrants is $3.00 per share (the “Exercise Price”). The Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. The issuance of the Exchange Securities was made in reliance upon an exemption from registration pursuant to Section 3(a)(9) of the Securities Act.

June 2021 Inducement Agreements

On June 7, 2021, the Company entered into letter agreements (the “June 2021 Inducement Agreements”) with holders of common stock purchase warrants previously issued by the Company to the holders pursuant to two private placements conducted concurrently with registered direct public offerings of the Company’s securities that closed on June 8, 2020 and June 11, 2020, and which were still outstanding and had not been previously exercised (the “June 2021 Existing Warrants”).

Pursuant to the June 2021 Inducement Agreements, as an inducement and in consideration for a holder’s exercise of the June 2021 Existing Warrants for some or all of the shares of Common Stock available thereunder, the Company agreed to deliver to each such holder new common stock purchase warrants (the “June 2021 New Warrants”) to purchase a number of shares of Common Stock equal to 25% of the number of shares of Common Stock issued to such holder in connection with its exercise of its June 2021 Existing Warrants. The June 2021 New Warrants are immediately exercisable upon issuance at an exercise price of $4.46 per share, which is greater than the average closing price of the Common Stock on Nasdaq for the five trading days prior to and including June 7, 2021, have an expiration date of June 8, 2026 and are exercisable on a cashless basis if the shares of Common Stock issuable upon exercise of the June 2021 New Warrants have not been registered by the Company on a registration statement on or before 6 months after the date of issuance and there is no currently effective registration statement covering the June 2021 New Warrants at the time of exercise. Pursuant to the June 2021 Inducement Agreements, holders agreed to exercise June 2021 Existing Warrants for an aggregate of 1,000,000 shares of Common Stock, resulting in gross proceeds to the Company of $2,584,800, and the holders received June 2021 New Warrants exercisable for an aggregate of up to 250,000 shares of Common Stock.

Maxim Group LLC provided services as the exclusive solicitation agent, pursuant to the terms of an engagement letter, dated June 7, 2021 (the “June 2021 Solicitation Agreement”). Pursuant to the June 2021 Solicitation Agreement, the Company agreed to pay Maxim Group LLC a cash fee equal to $180,936, which is equal to 7% of the total net proceeds received from the exercise of the June 2021 Existing Warrants. In addition, pursuant to the June 2021 Solicitation Agreement, the Company granted Maxim Group LLC a right of first refusal, for a period of 280 days from the date June 2021 Existing Warrants are exercised, to act as lead manager or lead placement agent in any and all future private or public equity offerings conducted by the Company.

September 2021 Equity Grants

In connection with the appointment of Eric Almgren as Chief Strategist of the Company, an inducement grant of 310,000 shares (the “inducement shares”), representing 2% of the outstanding shares of the Company on that date, was made to Mr. Almgren on September 13, 2021 outside of the Company’s existing incentive plans. The inducement shares were issued pursuant to Section 4(a)(2) of the Securities Act.

December 2021 Warrant Issuances

On December 16, 2021, the Company granted warrants to purchase up to 25,000 shares of Common Stock to a service provider in partial consideration for services rendered. The warrants have a five year life, an exercise price of $1.52 per share and are fully vested.

On December 16, 2021, the Company granted warrants to purchase up to 15,000 shares of Common Stock to a service provider in partial consideration for services rendered. The warrants have a five year life, an exercise price of $1.52 per share and are fully vested.

August 2022 Private Placement

On August 15, 2022, the Company completed a private placement (the “August 2022 Private Placement”) of a senior secured convertible instrument (the “August 2022 Note”) and a warrant (the “August 2022 Warrant”) to purchase 2,097,022 shares of Common Stock at an exercise price of $0.997 per share. The August 2022 Note and August 2022 Warrant were issued pursuant to a securities purchase agreement, entered into as of August 15, 2022, by and between the Company and an institutional investor (the “August 2022 Investor”). The August 2022 Private Placement resulted in gross proceeds of $3,000,000, before fees and other expenses associated with the transaction, including but not limited to, a $105,000 commitment fee payable to the August 2022 Investor. Additionally, the Company agreed to issue to Maxim Group LLC, the placement agent for the August 2022 Private Placement, in consideration for $100 in cash, a warrant to purchase up to an aggregate of 194,384 shares of Common Stock at an exercise price of $0.997 per share, subject to adjustment.

Effective August 24, 2022, the Company and the August 2022 Investor agreed to amend Section 3.1(b) of the August 2022 Note to provide that the Conversion Price (as defined in the August 2022 Note) could not be lower than $0.50 (the “Floor Price”) until stockholder approval has been obtained, after which stockholder approval the Floor Price may be reduced to no lower than $0.25. The changes were effected by cancellation of the August 2022 Note and the issuance of a replacement senior secured convertible note (the “New Convertible Note”) to the August 2022 Investor. The New Convertible Note contains identical terms as the August 2022 Note, except for the amendment to the Section 3.1(b) of the August 2022 Note.

Unless otherwise stated, the sale and the issuance of the foregoing notes, warrants and shares of Common Stock were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each investor which included, in pertinent part, that each such investor was either (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each investor that (i) such investor acquired the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agreed not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor had knowledge and experience in financial and business matters such that he, she or it was capable of evaluating the merits and risks of an investment in us, (iv) such investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) such investor had no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon these exemptions.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on October 31, 2022.

WISA TECHNOLOGIES, INC.
By:	/s/ Brett Moyer
Name: Brett Moyer
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brett Moyer, George Olivia and Gary Williams, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for her, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ Brett Moyer	Chief Executive Officer and Director (principal executive officer)	October 31, 2022
Brett Moyer

/s/ George Oliva	Chief Financial Officer (principal financial officer)	October 31, 2022
George Oliva
/s/ Gary Williams	Vice President of Finance and Chief Accounting Officer (principal accounting officer)	October 31, 2022
Gary Williams

/s/ Lisa Cummins	Director	October 31, 2022
Lisa Cummins

/s/ Dr. Jeffrey M. Gilbert	Director	October 31, 2022
Dr. Jeffrey M. Gilbert

/s/ David Howitt	Director	October 31, 2022
David Howitt

/s/ Helge Kristensen	Director	October 31, 2022
Helge Kristensen

/s/ Sriram Peruvemba	Director	October 31, 2022
Sriram Peruvemba

/s/ Robert Tobias	Director	October 31, 2022
Robert Tobias

/s/ Wendy Wilson	Director	October 31, 2022
Wendy Wilson

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Placement Agency Agreement by and between WiSA Technologies, Inc. and Maxim Group LLC, as exclusive placement agent thereunder
3.1(i)(a)	Certificate of Incorporation of Summit Semiconductor, Inc. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
3.1(i)(b)	Certificate of Amendment to Certificate of Incorporation of Summit Semiconductor, Inc. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 25, 2018)
3.1(i)(c)	Certificate of Amendment to Certificate of Incorporation of Summit Semiconductor, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2018)
3.1(i)(d)	Certificate of Amendment to Certificate of Incorporation of Summit Semiconductor, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 8, 2020)
3.1(i)(e)	Certificate of Amendment of Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 11, 2022)
3.1(ii)	Bylaws of Summit Semiconductor, Inc. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
4.1	Form of Common Stock Certificate. (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2019)
4.2**	Form of Warrant.
4.3	Form of New Senior Secured Convertible Note. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2022)
4.4	Form of Registration Rights Agreement, dated November 9, 2020, by and among the Company and the holders. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020)
5.1**	Opinion of Sullivan & Worcester LLP
10.1	Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.2	Form of Restricted Stock Agreement for Directors under the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.3	Form of Restricted Stock Agreement for Employees under the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.4	Form of Indemnity Agreement by and between Summit Semiconductor, Inc., and each of its directors and executive officers. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.5	Employment Agreement between FOCUS Enhancements, Inc. and Brett Moyer, dated August 6, 2002. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.6	First Amendment to Employment Agreement by and between Summit Semiconductor, LLC and Brett Moyer, effective May 2, 2011. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.7	Executive Employment Agreement between FOCUS Enhancements, Inc. and Gary Williams, dated May 28, 2004. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.8	First Amendment to Executive Employment Agreement by and between Summit Semiconductor, LLC and Gary Williams, effective May 2, 2011. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)
10.9	Form of Series F Warrant Amendment and Exercise Agreement by and between the Company and each of the Medalist Funds. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019)

10.10	Form of Series G Warrant Amendment and Exercise Agreement by and between the Company and each of the Medalist Funds. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019)
10.11	Form of Warrant Amendment and Exercise Agreement by and between the Company and certain other holders of the Company’s common stock purchase warrants. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019)
10.12	Form of Warrant Settlement Agreement by and between the Company and certain holders of the Company’s common stock purchase warrants. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019)
10.13	Form of Warrant Settlement Agreement by and between the Company and the Medalist Funds. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019)
10.14	Form of Amended and Restated Offer Letter from Summit Wireless Technologies, Inc. to George Oliva, dated October 4, 2019. (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2020)
10.15	Form of Unit Purchase Agreement, dated February 4, 2020, by and among the Company and the purchaser signatory thereto. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2020)
10.16	Form of Subscription Agreement, dated February 28, 2020, by and among the Company and the purchaser signatory thereto. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2020)
10.17	Form of Securities Purchase Agreement, dated March 2020, by and between the Company and the investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.18	Form of Security Agreement, dated March 2020, by and between the Company and the investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.19	Form of Security Agreement, dated March 2020, by and between WiSA and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.20	Form of Trademark Security Agreement, dated March 2020, by and between the Company and the investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.21	Form of Trademark Security Agreement, dated March 2020, by and between WiSA and the investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.22	Form of Patent Security Agreement, dated March 2020, between the Company and the investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.23	Form of Pledge Agreement, dated March 2020, between the Company, WiSA and the investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.24	Form of Guaranty, dated March 2020. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020)
10.25	Paycheck Protection Program Promissory Note and Agreement, dated May 3, 2020, by and between Wells Fargo Bank, National Association and Summit Wireless Technologies, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 7, 2020)
10.26	Settlement Agreement and Release, dated May 14, 2020, by and between the Company and Alexander Capital, L.P. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 27, 2020)
10.27	Leak-Out Agreement, dated May 14, 2020, by and between the Company and Alexander Capital, L.P. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 27, 2020)
10.28	Placement Agency Agreement, dated June 4, 2020, by and between the Company and Maxim Group LLC. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2020)

10.29	Placement Agency Agreement, dated June 9, 2020, by and between the Company and Maxim Group LLC. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 10, 2020)
10.30	Form of Settlement and Release Agreement, dated November 9, 2020, by and among the Company and each holder. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020)
10.31	Form of Leak-Out Agreement, dated November 9, 2020, by and between the Company and each holder. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020)
10.32	Lease Agreement by and between Portland 2 LLC and the Company, dated August 18, 2020. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020)
10.33	Summit Wireless Technologies, Inc. 2020 Stock Incentive Plan. (Incorporated by reference to the Company’s Proxy Statement on Form DEF 14A filed with the SEC on September 11, 2020)
10.34	Lease Agreement by and between Portland 2 LLC and the Company, dated August 18, 2020. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020)
10.35	Form of Inducement Agreement, dated January 18, 2021, by and between the Company and certain holders. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 19, 2021)
10.36	Solicitation Agreement, dated January 15, 2021, by and between the Company and Maxim Group LLC. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 19, 2021)
10.37	Form of Inducement Agreement, dated January 19, 2021, by and between the Company and certain holders. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2021)
10.38	Form of Exchange Agreement. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 7, 2021)
10.39	Form of Inducement Agreement, dated as of June 7, 2021, by and between the Company and certain holders. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 8, 2021)
10.40	Solicitation Agreement, dated June 7, 2021, by and between the Company and Maxim Group LLC. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 8, 2021)
10.41	Placement Agency Agreement, dated as of July 22, 2021, by and between the Company and Maxim Group LLC. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 26, 2021)
10.42	Form of Securities Purchase Agreement by and between the Company and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.43	Form of Security Agreement by and between the Company and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.44	Form of Security Agreement by and between WiSA and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.45	Form of Trademark Security Agreement by and between the Company and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.46	Form of Trademark Security Agreement by and between WiSA and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.47	Form of Patent Security Agreement between the Company and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.48	Form of Pledge Agreement between the Company, WiSA and the Investor. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.49	Form of Guaranty. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022)
10.50	Executive Employment Agreement, effective as of August 24, 2022, by and between the Company and Brett Moyer. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2022)

10.51	Executive Employment Agreement, effective as of August 24, 2022, by and between the Company and George Oliva. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2022)
10.52	Executive Employment Agreement, effective as of August 24, 2022, by and between the Company and Gary Williams. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2022)
10.53	WiSA Technologies, Inc. Management Team Retention Bonus Plan, effective September 1, 2022. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 6, 2022)
10.54**	Form of Warrant Agent Agreement
10.55**	Form of Securities Purchase Agreement
21.1	List of Subsidiaries. (Incorporated by reference to the Company’s Registration Statement on Form S-1 (File No. 333-239750) with the SEC on July 8, 2020)
23.1*	Consent of BPM LLP, independent registered public accounting firm
23.2**	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this registration statement)
107*	Filing Fee Table

*	Filed herewith.

**	To be filed by amendment.